                                                                    EXHIBIT 10.1

                              AGREEMENT OF MERGER

                          AND PLAN OF REORGANIZATION



                                     AMONG



                      HEALTH MANAGEMENT ASSOCIATES, INC.


                           HMA-RO ACQUISITION CORP.


                                      AND


                           RIVER OAKS HOSPITAL, INC.

                        D/B/A RIVER OAKS HEALTH SYSTEM







                         DATED AS OF OCTOBER 27, 1997

                (AMENDED AND RESTATED AS OF DECEMBER 11, 1997)
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                               TABLE OF CONTENTS

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ARTICLE 1.   DEFINITIONS.......................................................................   1
             1.1    Definitions................................................................   1
             1.2    Interpretation.............................................................   7

ARTICLE 2.   THE MERGER........................................................................   7
             2.1    Effective Time of the Merger...............................................   7
             2.2    Closing....................................................................   7
             2.3    Effects of the Merger......................................................   7

ARTICLE 3.   EFFECT OF MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES.......................   8
             3.1    Election to Retain Certain Shares of River Oaks Common Stock...............   8
                    (a)    Certain Limitations; Aggregation Groups.............................   8
                    (b)    Notice of Election..................................................   8
                    (c)    Limitation on Aggregate Number of Qualifying Shares.................   9
                    (d)    Revocation of Election..............................................   9
                    (e)    Restrictions on Qualifying Shares...................................   9
             3.2    Effect on Capital Stock....................................................   9
                    (a)    Capital Stock of Sub................................................   9
                    (b)    Cancellation of Treasury Stock......................................   9
                    (c)    Qualifying Shares...................................................  10
                    (d)    Exchanged Shares....................................................  10
                    (e)    Shares of Dissenters................................................  10
             3.3    Exchange of Certificates...................................................  11
                    (a)    Exchange Agent......................................................  11
                    (b)    Exchange Procedures.................................................  11
                    (c)    No Fractional Shares................................................  12
                    (d)    Dividends and Distributions.........................................  12
                    (e)    No Further Ownership Rights in River Oaks Common Stock..............  12
                    (f)    Termination of Exchange Fund........................................  12
                    (g)    No Liability........................................................  13

ARTICLE 4.   REPRESENTATIONS AND WARRANTIES OF RIVER OAKS......................................  13
             4.1    Organization, Standing and Power...........................................  13
             4.2    Capital Structure..........................................................  13
             4.3    Authority, Etc.............................................................  14
             4.4    No Conflict................................................................  14
             4.5    Financial Statements.......................................................  15
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             4.6    No Additional Material Liabilities.........................................  15
             4.7    Information Supplied.......................................................  15
             4.8    River Oaks Permits; Compliance with Legal Requirements.....................  15
             4.9    Facilities; Real Property..................................................  17
             4.10   Assets; Title; Absence of Liens and Encumbrances...........................  17
             4.11   Covenants and Restrictions; Zoning.........................................  18
             4.12   Condition of Facilities....................................................  19
             4.13   Equipment; Inventory.......................................................  19
             4.14   Environmental Matters......................................................  19
             4.15   Employee Plans.............................................................  20
             4.16   Employment Matters.........................................................  22
             4.17   Material Agreements........................................................  22
             4.18   Litigation.................................................................  22
             4.19   Taxes......................................................................  23
             4.20   Absence of Certain Changes or Events.......................................  23
             4.21   Books and Records..........................................................  24
             4.22   Special Funds..............................................................  24
             4.23   Medical Staff Matters......................................................  24
             4.24   Insurance..................................................................  24
             4.25   Trade Names................................................................  24
             4.26   Opinion of Financial Advisor...............................................  24
             4.27   Vote Required..............................................................  25
             4.28   Foreign Person.............................................................  25
             4.29   Disclosure.................................................................  25

ARTICLE 5.   REPRESENTATIONS AND WARRANTIES OF HMA.............................................  25
             5.1    Organization, Standing and Power...........................................  25
             5.2    Authority..................................................................  25
             5.3    No Conflict................................................................  25
             5.4    SEC Documents..............................................................  26
             5.5    Information Supplied.......................................................  26
             5.6    Capital Structure..........................................................  27
             5.7    Merger Consideration.......................................................  27
             5.8    Disclosure.................................................................  27

ARTICLE 6.   COVENANTS OF RIVER OAKS...........................................................  27
             6.1    Ordinary Course............................................................  27
             6.2    Dividends; Changes in Stock................................................  28
             6.3    Issuance of Securities.....................................................  28
             6.4    Governing Documents........................................................  28
             6.5    River Oaks Permits.........................................................  29
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             6.6    Advice of Changes..........................................................  29
             6.7    Access.....................................................................  29
             6.8    No Solicitations...........................................................  29
             6.9    Cooperation in Preparation of Registration Statement, Etc..................  30
             6.10   Letter of River Oaks' Accountants..........................................  30
             6.11   Shareholders' Meeting and Approval.........................................  30
             6.12   Voting Agreements..........................................................  30
             6.13   Affiliates.................................................................  31
             6.14   Transaction Expenses.......................................................  31

ARTICLE 7.   COVENANTS OF HMA PRIOR TO CLOSING.................................................  31
             7.1    Preparation of Registration Statement, Etc.................................  31
             7.2    Stock Exchange Listing.....................................................  31

ARTICLE 8.   ADDITIONAL COVENANTS OF EACH PARTY................................................  31
             8.1    Additional Agreements; Best Efforts........................................  31
             8.2    Expenses...................................................................  32
             8.3    Brokers or Finders.........................................................  32
             8.4    Reorganization.............................................................  32
             8.5    Other Actions..............................................................  32
             8.6    Confidentiality............................................................  32
             8.7    Publicity..................................................................  33

ARTICLE 9.   CONDITIONS PRECEDENT TO PARTIES' OBLIGATIONS......................................  33
             9.1    Conditions to Each Party's Obligation to Effect the Merger.................  33
                    (a)   Registration Statement...............................................  33
                    (b)   Shareholder Approval.................................................  33
                    (c)   NYSE Listing.........................................................  34
                    (d)   Governmental Approvals...............................................  34
                    (e)   No Injunctions or Restraints.........................................  34
             9.2    Conditions of Obligations of HMA and Sub...................................  34
                    (a)   Representations and Warranties.......................................  34
                    (b)   Performance of Obligations of River Oaks.............................  34
                    (c)   No Amendments to Resolutions.........................................  34
                    (d)   Articles of Incorporation............................................  34
                    (e)   River Oaks Permits...................................................  35
                    (f)   Consents Under Agreements............................................  35
                    (g)   Environmental Assessment.............................................  35
                    (h)   Title Matters........................................................  35
                    (i)   Letter of River Oaks' Accountants....................................  35
                    (j)   Voting Agreements....................................................  35
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                    (k)   Affiliates' Agreements...............................................  35
                    (l)   Dissenters...........................................................  35
                    (m)   Legal Opinion of Baker, Donelson, Bearman & Caldwell, a
                          Professional Corporation.............................................  35
                    (n)   Other Evidence.......................................................  37
             9.3    Conditions of Obligations of River Oaks....................................  37
                    (a)   Representations and Warranties.......................................  37
                    (b)   Performance of Obligations of HMA and Sub............................  37
                    (c)   No Amendments to Resolutions.........................................  37
                    (d)   Tax Opinion..........................................................  37
                    (e)   Financial Advisor's Opinion..........................................  37
                    (f)   Legal Opinion of Timothy R. Parry, Esq...............................  38
                    (g)   Legal Opinion of Harter, Secrest & Emery.............................  38
                    (h)   Other Evidence.......................................................  39

ARTICLE 10.         COVENANTS AS TO POST-CLOSING MATTERS.......................................  39
             10.1   Exchange of Qualifying Shares..............................................  39
                    (a)   Right to Exchange Qualifying Shares..................................  39
                    (b)   Right to Call Qualifying Shares for Exchange.........................  39
                    (c)   Automatic Exchange of Qualifying Shares..............................  39
                    (d)   Anti-Dilution Adjustments............................................  40
                    (e)   Exchange Procedure for Qualifying Shares.............................  40
                    (f)   Registration of Merger Consideration.................................  40
                    (g)   Exchange Date........................................................  40
             10.2   Purchase of Qualifying Shares..............................................  41
             10.3   Cash Distributions.........................................................  41
             10.4   Employees..................................................................  41
                    (a)   Employment, Etc......................................................  41
                    (b)   Severance............................................................  42
                    (c)   Limitations..........................................................  42
             10.5   Medical Staff..............................................................  42
             10.6   Board of Directors.........................................................  42
             10.7   Board of Trustees..........................................................  42
             10.8   Name.......................................................................  43
             10.9   Commitment to New Services and Facilities..................................  43
             10.10  Indemnification............................................................  43
                    (a)   Indemnification by HMA...............................................  43
                    (b)   Indemnification by Surviving Corporation.............................  45
                    (c)   Liability Insurance..................................................  45
                    (d)   Limitations on Indemnification.......................................  45
                    (e)   Survival of Rights...................................................  45
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ARTICLE 11.  TERMINATION.......................................................................  45
             11.1   Termination................................................................  45
             11.2   Effect of Termination......................................................  46
             11.3   Damages in Certain Circumstances...........................................  47

ARTICLE 12.  IN GENERAL........................................................................  47
             12.1   Survival of Representations, Warranties and Agreements.....................  47
             12.2   Amendment; Waiver..........................................................  47
             12.3   Notices....................................................................  47
             12.4   Schedules and Other Instruments............................................  48
             12.5   Inferences.................................................................  49
             12.6   Governing Law..............................................................  49
             12.7   Assignment.................................................................  49
             12.8   Benefit....................................................................  49
             12.9   Entire Agreement; Rights of Ownership......................................  49
             12.10  Counterparts...............................................................  49

TABLE OF EXHIBITS AND SCHEDULES................................................................  52
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                              AGREEMENT OF MERGER
                          AND PLAN OF REORGANIZATION


     THIS AGREEMENT OF MERGER AND PLAN OF REORGANIZATION (this "AGREEMENT") has been made as of October 27, 1997, and amended and restated as of December 11, 1997, by and among HEALTH MANAGEMENT ASSOCIATES, INC., a Delaware corporation ("HMA"), HMA-RO ACQUISITION CORP., a Mississippi corporation and a wholly-owned Subsidiary of HMA ("SUB"), and RIVER OAKS HOSPITAL, INC. D/B/A RIVER OAKS HEALTH SYSTEM, a Mississippi corporation ("RIVER OAKS"). This Agreement constitutes a "plan of merger" within the meaning of article 11 of the MBCA.

     WHEREAS, the respective Boards of Directors of HMA, Sub and River Oaks, and HMA acting as the sole shareholder of Sub, have approved the merger, pursuant and subject to the terms and conditions of this Agreement, of Sub with and into River Oaks (the "MERGER"), whereby substantially all of the issued and outstanding shares of the Common Stock, par value $1.00 per share, of River Oaks (the "RIVER OAKS COMMON STOCK") will be converted into the right to receive a specified number of shares of the Class A Common Stock, par value $.01 per share, of HMA (the "HMA COMMON STOCK"); and the parties each desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

     NOW, THEREFORE, in consideration of the premises and the representations, warranties and covenants herein contained, the parties agree to effect the Merger on the terms and conditions herein provided and further agree as follows:


ARTICLE 1.  DEFINITIONS

     1.1 DEFINITIONS. In addition to the other definitions contained in the heading paragraph of this Agreement, the foregoing recitals and Section 1.2, the following terms will, when used in this Agreement, have the following respective meanings:

     "ACQUISITION TRANSACTION" has the meaning given it by Section 6.8.

     "AFFILIATE" means a Person which, directly or indirectly, controls, is controlled by, or is under common control with, the referenced party.

     "AGGREGATION GROUP" means any group of the following Record Holders, as of the record date for the Meeting, who elect by written notice signed by each of them and received by the Secretary of River Oaks no later than 7:00 p.m., local time, on the date of the Meeting, to be an Aggregation Group for purposes of
Section 3.1: any Person; such Person's spouse; trusts for the benefit of such Person, his spouse or his children; and pension or profit sharing funds or accounts created or controlled by such Person or for his benefit. No Person may be a member of more than one Aggregation Group.

     "AGREED EBITDA" means the Surviving Corporation's aggregate earnings before depreciation, interest, income taxes, amortization and intercompany management fees for its then most recently completed fiscal year, all determined in accordance with generally accepted accounting principles, except that (a) one-time or prior year adjustments will be eliminated and (b) the effect of acquisitions and divestitures during the year will be annualized.

     "CERTIFICATES" has the meaning given it by Section 3.3(b).

     "CERTIFYING OFFICERS" means: (a) in the case of River Oaks, its Chief Executive Officer and its Chief Financial Officer; and (b) in the case of HMA, either its Vice Chairman or its President and Chief Operating Officer or any one of its Vice Presidents.

     "CLOSING" means the consummation of the Merger.

     "CLOSING DATE" has the meaning given it by Section 2.2.

     "CODE" means the Internal Revenue Code of 1986, as amended, together with all rules and regulations promulgated thereunder.

     "CONFIDENTIAL INFORMATION" has the meaning given it by Section 8.6.

     "CONSTITUENT CORPORATIONS" means River Oaks and Sub, as the constituent corporations of the Merger.

     "CONTRACTS" means and includes all contracts, subcontracts, agreements, leases, options, notes, bonds, mortgages, indentures, deeds of trust, collateral assignments, obligations, instruments, concessions, guarantees, licenses, franchises, permits, purchase orders, arrangements, transactions, commitments, undertakings and understandings of every kind, written or oral.

     "DATE OF THIS AGREEMENT" or "DATE HEREOF" means October 27, 1997.

     "DISSENTER" means a Record Holder who dissents from the Merger and exercises dissenters' rights in accordance with all of the applicable provisions of article 13 of the MBCA.

     "EFFECTIVE TIME" has the meaning given it by Section 2.1.

     "EMPLOYEE PLANS" has the meaning given it by Section 4.15(a).

     "EMPLOYEES" has the meaning given it by Section 10.4(a).

     "ENVIRONMENTAL ASSESSMENT" has the meaning given it by Section 4.14.

     "ENVIRONMENTAL LAWS" means, collectively, all federal, state and local statutes, regulations, ordinances, codes, published guidelines and policies, directives and orders (including all amendments thereto) pertaining to environmental matters (which includes air, water vapor, surface water, groundwater, soil, natural resources, chemical use, health, safety and sanitation), including the Comprehensive Environmental Response, Compensation and Liability Act, the Medical Waste Tracking Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Safe Water Drinking Act, the Toxic Substance Control Act and the Occupational Safety and Health Act.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, together with all rules and regulations promulgated thereunder.

     "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, together with all rules and regulations promulgated thereunder.

     "EXCHANGE AGENT" means First Union National Bank of North Carolina or such other bank or trust company as HMA may designated.

     "EXCHANGE DATE" has the meaning given it by Section 10.1(g).

     "EXCHANGE FUND" has the meaning given it by Section 3.3(a).

     "EXCHANGED SHARES" has the meaning given it by Section 3.2(d).

     "FACILITIES" means facilities located in Flowood, Mississippi consisting of a general acute care hospital licensed by the State of Mississippi for 110 beds known as River Oaks Hospital, and a general acute care hospital licensed by the State of Mississippi for 111 beds known as River Oaks East - Woman's Pavilion, together with all clinics and other businesses owned or leased by River Oaks or any of its Subsidiaries, including ROH, Inc. and River Oaks Management Company, including all real property, whether developed or undeveloped, associated with any of the foregoing and all buildings, structures, fixtures and other improvements thereon.

     "FIFTH ANNIVERSARY" means the fifth anniversary of the Closing Date.

     "FINANCIAL ADVISOR" means The Robinson-Humphrey Company, Inc., the financial advisor of River Oaks.

     "FINANCIAL STATEMENTS" has the meaning given it by Section 4.5.

     "FIRST PARTY" has the meaning given it by Section 8.6.

     "GOVERNMENTAL ENTITY" means any federal, state or local court, legislative body, governmental or quasi-governmental body, municipality, political subdivision, department, commission, board, bureau, department, administration, council, agency, authority or other instrumentality.

     "HAZARDOUS SUBSTANCES" means and includes: (a) any hazardous materials, hazardous wastes, hazardous substances and toxic substances as those or similar terms are defined under any Environmental Law; (b) any solid waste generated in the diagnosis, treatment or immunizations of human beings or animals or in research pertaining thereto, including special waste from health care facilities or providers which if improperly treated or handled may serve to transmit infectious diseases and which is composed of animal waste, bulk blood and blood products, microbiological waste, pathological waste or sharps; (c) any asbestos or any material that contains any hydrated mineral silicate, including chrysolite, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable; (d) any polychlorinated biphenyls or polychlorinated biphenyl-containing materials or fluids; (e) radon; (f) any other hazardous, radioactive, toxic or noxious substance, material, pollutant, contaminant or solid, liquid or gaseous waste;
(g) any petroleum, petroleum hydrocarbons, petroleum products, crude oil or any fractions thereof, natural gas or synthetic gas; and (h) any substance that, whether by its nature or its use, is or becomes subject to regulation under any Environmental Laws or with respect to which any Environmental Laws or Governmental Entity requires or will require environmental investigation, monitoring or remediation.

     "HMA SEC DOCUMENTS" has the meaning given it by Section 5.4.

     "HSR" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "INCLUDING" or "INCLUDES" means, with respect to any matter or thing, including but not limited to such matter or thing.

     "INDEMNIFIABLE CLAIM" has the meaning given it by Section 10.10(a).

     "INDEMNIFIED PARTY" has the meaning given it by Section 10.10(a).

     "IRS" means the United States Internal Revenue Service.

     "JCAHO" means the Joint Commission on Accreditation of Healthcare Organizations.

     "KNOWLEDGE" of River Oaks means the actual knowledge of River Oaks' Chief Executive Officer, Chief Operating Officer or Chief Financial Officer or any member of the Executive Committee of River Oaks' Board of Directors; "KNOWLEDGE" of HMA means the actual knowledge of any of HMA's executive officers.

     "LEGAL REQUIREMENTS" means, collectively, all laws, statutes, rulings, rules, regulations, judgments, orders, decrees, awards, injunctions, writs, requirements, permits, certificates and ordinances of any Governmental Entity, as in effect from time to time.

     "LOSSES" has the meaning given it by Section 10.10(a) and is further defined in Section 10.10(a)(i).

     "MARKET PRICE" means the average of the closing sales price per share of the HMA Common Stock on the NYSE on each Trading Day during the 30 calendar day period ending on the third Trading Day preceding the Closing Date; provided, however, that if no such reported sales of HMA Common Stock take place on a Trading Day, then the average of the reported closing bid and asked prices, regular way, for that Trading Day will instead be used in calculating the Market Price.

     "MATERIAL AGREEMENTS" has the meaning given it by Section 4.17.

     "MBCA" means the Mississippi Business Corporation Act.

     "MEETING" has the meaning given it by Section 6.11.

     "MERGER CONSIDERATION" has the meaning given it by Section 3.2(d).

     "NYSE" means the New York Stock Exchange.

     "OTHER PARTY" has the meaning given it by Section 8.6.

     "PERMITTED ENCUMBRANCES" has the meaning given it by Section 4.10(a).

     "PERSON" means and includes any individual, partnership, corporation, trust, company, unincorporated organization, joint venture or other entity, and any Governmental Entity.

     "PROSPECTUS" has the meaning given it by Section 5.5.

     "PROXY STATEMENT" means: (a) the letter to the shareholders of River Oaks in connection with the Meeting; (b) the notice of the Meeting; (c) the form of proxy and form of Qualifying Shares Election to be distributed to the shareholders of River Oaks in connection with the Meeting; (d) the information contained in the Registration Statement under the captions "Risk Factors Related to Election to Retain Qualifying Shares," "Background of the Merger and Related Matters," "Description of the Merger and the Merger Agreement - Certain Federal Income Tax Consequences," "Amendment of River Oaks Articles of Incorporation," "The Special Meeting," "Dissenters' Rights," "Principal Shareholders of River Oaks," "Interests of Certain Persons in the Merger," "Information About River Oaks," "Management's Discussion and Analysis of Financial Condition and Results of Operations of River Oaks" and "Financial Statements of River Oaks;" and (e) the information with respect to River Oaks or any of its Subsidiaries, directors or officers contained in the Registration Statement under the captions "Summary," "Introduction," "Description of the Merger and the Merger Agreement," "Unaudited Pro Forma Financial Information," "River Oaks' Directors and Executive Officers After the Merger," "Description of Capital Stock and Comparative Rights of HMA Shareholders and River Oaks Shareholders," "Experts" and "Legal Opinions and Interests of Counsel."

     "QUALIFYING SHAREHOLDER" means any Record Holder of Qualifying Shares, for so long as he holds any Qualifying Shares.

     "QUALIFYING SHARES" has the meaning given it by Section 3.1.

     "REAL PROPERTY" has the meaning given it by Section 4.9.

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

     "RECORD HOLDER" means a holder of record of River Oaks Common Stock as shown on the regularly maintained stock transfer records of River Oaks.

     "REGISTRATION STATEMENT" has the meaning given it by Section 4.7.

     "RELEASE" has the same meaning as given it by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the regulations promulgated thereunder.

     "RIVER OAKS PERMITS" has the meaning given it by Section 4.8(a).

     "SEC" means the United States Securities and Exchange Commission.

     "SECURITIES ACT" means the Securities Act of 1933, as amended, together with all rules and regulations promulgated thereunder.

     "SHAREHOLDER APPROVAL" means approval of this Agreement by the affirmative vote of a majority of the shares of River Oaks Common Stock outstanding on the record date for the vote.

     "STOCK RIGHTS" has the meaning given it by Section 4.2.

     "SUBSIDIARY" means, with respect to any Person, any corporation, partnership, joint venture, trust or other entity of which such Person, directly or indirectly through an Affiliate, owns an amount of voting securities, or possesses other ownership interests, having the power, direct or indirect, to elect a majority of the Board of Directors or other governing body thereof.

     "SURVIVING CORPORATION" means River Oaks, as the surviving corporation of the Merger.

     "TAXES" means, collectively, federal, state and local income, payroll, withholding, employment, excise, sales, use, real and personal property, use and occupancy, business and occupation, gross receipts, mercantile, real estate, capital stock and franchise or other taxes, duties or assessments of any nature whatsoever, including all penalties and interest thereon and estimated taxes.

     "TRADING DAY" means any day on which the NYSE is open for trading.

     "VIOLATION" means that the referenced event: (a) conflicts with, or results in any violation of, or a default (with or without notice or lapse of time, or both) under, or gives rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets in connection with, the referenced Contract or other document; or (b) conflicts with, or results in any violation (with or without notice or lapse of time, or both) under, or gives rise to any damages, penalty or remedial action under, the referenced Legal Requirement.

     "VOTING DEBT" means bonds, debentures, notes or other evidences of indebtedness having

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the right to vote (or convertible into securities having the right to vote) on any matters on which the shareholders of the issuer thereof may vote.

     1.2 INTERPRETATION. In this Agreement, unless the context otherwise requires: (a) references to "Articles" and "Sections" are to the Articles or Sections of this Agreement, and references to "Exhibits" and "Schedules" are to the Exhibits and Schedules annexed hereto; (b) references to any party to this Agreement include references to its respective successors and permitted assigns;
(c) references to a judgment include references to any order, writ, injunction, decree, determination or award of any court or tribunal; (d) any of the terms defined herein may, unless the context requires otherwise, be used in the singular or the plural depending on the reference; and (e) the masculine pronoun includes the feminine and the neuter, as appropriate in the context. The divisions of this Agreement into articles, sections and subsections and the use of captions and headings in connection therewith are solely for convenience and have no legal effect in construing the provisions of this Agreement.


ARTICLE 2.  THE MERGER

     2.1 EFFECTIVE TIME OF THE MERGER. Subject to the provisions of this Agreement, the Merger will be consummated by the filing by the Secretary of State of the State of Mississippi of articles of merger, in such form as required by, and signed and attested in accordance with, the relevant provisions of the MBCA (the time of such filing or such later time and date as is specified in such filing being the "EFFECTIVE TIME").

     2.2 CLOSING. The Closing will take place at 10:00 a.m., local time, on the earliest date practicable after all of the conditions set forth in Article 9 are satisfied or waived by the appropriate party, but in no event later than the applicable date referred to in Section 11.1(g) (the "CLOSING DATE"), at the offices of Baker, Donelson, Bearman & Caldwell, a Professional Corporation, 700 North State Street, Suite 500, Jackson, Mississippi 39202, unless another date or place is agreed to in writing by the parties.

     2.3 EFFECTS OF THE MERGER. By virtue of the Merger and without the necessity of any action by or on behalf of the Constituent Corporations, or either of them:

          (A) at the Effective Time, (i) the separate existence of Sub will cease and Sub will be merged with and into River Oaks, (ii) the articles of incorporation of River Oaks as in effect immediately prior to the Effective Time will be the articles of incorporation of the Surviving Corporation until thereafter amended, and (iii) the bylaws of Sub as in effect immediately prior to the Effective Time, as set forth in Exhibit A, will be
                                                              ---------
     the bylaws of the Surviving Corporation until thereafter amended; and

          (B) at and after the Effective Time, the Surviving Corporation will possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties, of each of the Constituent Corporations; and all property, real, personal and mixed, and all debts due to either of the

     Constituent Corporations on whatever account, as well for stock subscriptions as all other things in action or belonging to each of the Constituent Corporations will be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest will be thereafter as effectually be the property of the Surviving Corporation as they were of the respective Constituent Corporations, and the title to any real estate vested by deed or otherwise, in either of the Constituent Corporations, will not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either of the Constituent Corporations will be preserved unimpaired, and all debts, liabilities and duties of the respective Constituent Corporations will thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if such debts and liabilities had been incurred or contracted by it.


ARTICLE 3.  EFFECT OF MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

     3.1 ELECTION TO RETAIN CERTAIN SHARES OF RIVER OAKS COMMON STOCK. Record Holders of River Oaks Common Stock may elect to retain in the Merger ownership, in the aggregate, of up to that number of shares of River Oaks Common Stock which results from subtracting (i) the number of shares of River Oaks Common Stock held, as of the record date for the Meeting, by Dissenters, from (ii) 151,356 (the "QUALIFYING SHARES"); provided, however, that no holder of River Oaks Common Stock will have any right to retain shares of River Oaks Common Stock except as provided by this Section 3.1 and in accordance with all of the conditions hereof, and for all purposes of this Agreement, the term "Qualifying Shares" means only those shares which Record Holders have the right to retain as provided by this Section 3.1.

          (A) CERTAIN LIMITATIONS; AGGREGATION GROUPS. Only Record Holders and Aggregation Groups which hold, as of the record date for the Meeting, 1,000 or more shares of River Oaks Common Stock may elect to retain ownership of any Qualifying Shares, and Record Holders and Aggregation Groups which hold less than 1,000 shares of River Oaks Common Stock will have no rights under this
Section 3.1. In addition: (i) no Aggregation Group may elect to retain more than 25 percent of the aggregate number of shares held of record by the members of that Aggregation Group; and (ii) no Record Holder may elect to retain more than 25 percent of the shares held of record by him, except that members of an Aggregation Group may, by written notice signed by each of them and received by the Secretary of River Oaks no later than 7:00 p.m., local time, on the date of the Meeting, elect that the Qualifying Shares to which they are entitled pursuant to this Section 3.1 be retained by such members of the Aggregation Group and in such relative proportions as is set forth in such notice.

          (B) NOTICE OF ELECTION. A Record Holder may only retain ownership of Qualifying Shares by written notice to River Oaks stating his election to do so and stating the number of whole shares of River Oaks Common Stock (not exceeding 25 percent of the shares held of record by him or by his Aggregation Group, as the case may be) which he wishes to retain in the Merger. A Record Holder (or Aggregation Group) which elects to retain more than the number of shares permitted by Section 3.1(a) will be treated as having duly elected to retain the largest number of whole shares permitted by Section 3.1(a) to be retained in the circumstances. In order for any such election to be effective, such notice must be received by the Secretary of River Oaks no later than 7:00 p.m., local time, on the date of the Meeting, and any notice of election received by River Oaks after 7:00 p.m., local time, on the date of the Meeting will be void and of no force or effect.

          (C) LIMITATION ON AGGREGATE NUMBER OF QUALIFYING SHARES. Notwithstanding any other provision hereof to the contrary, in no event will the number of Qualifying Shares exceed that number which results from subtracting
(i) the number of shares of River Oaks Common Stock held, as of the record date for the Meeting, by Dissenters, from (ii) 151,356. If Record Holders (including members of Aggregation Groups) duly elect to retain, in the aggregate, more than such maximum number of shares, then each such Record Holder will be allocated a whole number of Qualifying Shares pro rata in the same proportion (but for rounding) as (A) the number of shares of River Oaks Common Stock that he duly elected to retain bears to (B) the total number of shares of River Oaks Common Stock that all such Record Holders duly elected to retain. In no event will there be any fractional Qualifying Shares.

          (D) REVOCATION OF ELECTION. A Record Holder may revoke his election to retain Qualifying Shares by written notice to River Oaks to that effect, which notice must be received by the Secretary of River Oaks at any time prior to the Effective Time.

          (E) RESTRICTIONS ON QUALIFYING SHARES. The Qualifying Shares have not been, and will not be, registered under the Securities Act and, therefore, may not be sold, transferred, pledged or otherwise disposed of except (i) as provided by Sections 10.1 or 10.2, or (ii) pursuant to an available exemption from registration under the Securities Act and applicable "Blue Sky" Legal Requirements. Any transfer of Qualifying Shares is subject to the Surviving Corporation receiving an opinion of counsel satisfactory to it that such transfer is in full compliance with all applicable Legal Requirements, and each certificate representing Qualifying Shares will bear legends referring to such restrictions on transferability and sale of the Qualifying Shares and giving notice that the Qualifying Shares are subject to the provisions of Sections 10.1, 10.2 and 10.3.

     3.2 EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of shares of River Oaks Common Stock or of shares of the capital stock of Sub:

          (A) CAPITAL STOCK OF SUB. All issued and outstanding shares of the capital stock of Sub will be converted into the right to receive, in the aggregate, that number of fully paid and non-assessable shares of the Surviving Corporation which results from subtracting (i) the number of Qualifying Shares from (ii) 1,009,040.

          (B) CANCELLATION OF TREASURY STOCK. Shares of River Oaks Common Stock, if any, that are owned by River Oaks as treasury stock will be cancelled and retired and will cease to exist, and no Merger Consideration will be delivered in exchange therefor. Shares of HMA Common Stock, if any, owned by River Oaks as of the Effective Time will remain unaffected by the Merger.

          (C) QUALIFYING SHARES. Each issued and outstanding Qualifying Share (up to the aggregate number of Qualifying Shares provided by Section 3.1(c)) will continue to be one issued and outstanding share of the capital stock of the Surviving Corporation. Each certificate representing immediately prior to the Effective Date only issued and outstanding Qualifying Shares (and no other shares of River Oaks Common Stock) will continue to evidence ownership of the same number of shares of the capital stock of the Surviving Corporation.

          (D) EXCHANGED SHARES. "EXCHANGED SHARES" means all shares of River Oaks Common Stock other than (i) shares of River Oaks Common Stock, if any, owned by River Oaks as treasury stock, (ii) Qualifying Shares in an aggregate number not exceeding that provided by Section 3.1(c), and (iii) shares of River Oaks Common Stock held by Dissenters. Each issued and outstanding Exchanged Share will be converted into the right to receive that number of fully paid and non-assessable shares of HMA Common Stock which results from dividing (A) $79.285 by (B0 the Market Price (such number of fully paid and non-assessable shares of HMA Common Stock per Exchanged Share being called the "MERGER CONSIDERATION"), payable to the Record Holders of Exchanged Shares at the Effective Time. In the event of any stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the like affecting shares of HMA Common Stock between the date of this Agreement and the Effective Time, the Merger Consideration will be appropriately adjusted so that each Record Holder will receive in the Merger for his Exchanged Shares the amount of HMA Common Stock he would have been entitled to receive if the Effective Time had been immediately prior to such event. As of the Effective Time, and except as otherwise provided by Sections 3.2(a), 3.2(c) and 3.2(e), all shares of River Oaks Common Stock will no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and each holder of a certificate representing any such shares will cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor, without interest, upon the surrender of such certificate in accordance with
Section 3.3.

          (E) SHARES OF DISSENTERS. Any issued and outstanding shares of River Oaks Common Stock held by a Dissenter will not be converted as provided by
Section 3.2(d) but will from and after the Effective Time represent only the right to receive such consideration as may be determined to be due to such Dissenter pursuant to article 13 of the MBCA; provided, however, that shares of River Oaks Common Stock outstanding immediately prior to the Effective Time and held by a Dissenter who, after the Effective Time, withdraws his demand for payment or loses his dissenters' right, in either case as provided by article 13 of the MBCA, will be deemed to be converted, as of the Effective Time, into the right to receive the Merger Consideration, without interest. Prior to the Effective Time, River Oaks will give HMA prompt notice of any notices or demands by Dissenters under article 13 of the MBCA and HMA will have the right to participate in all negotiations and proceedings with respect to any such notices or demands. River Oaks will not, except with the prior written consent of HMA, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. Payment to Dissenters will be made only as required by article 13 of the MBCA and will be made by the Surviving Corporation from its own separate funds, unless HMA elects, in its discretion, to provide all or any portion thereof.

     3.3  EXCHANGE OF CERTIFICATES.

          (A) EXCHANGE AGENT. HMA will deposit with the Exchange Agent, for the benefit of the holders of Exchanged Shares and for exchange in accordance with this Article 3, through the Exchange Agent, certificates representing the aggregate Merger Consideration for the Exchanged Shares (collectively, the "EXCHANGE FUND"). HMA will make such deposit as soon as reasonably necessary to permit the Exchange Agent to perform its obligations hereunder, but in no event will such deposit be made later than the Closing Date.

          (B) EXCHANGE PROCEDURES. As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail to each Record Holder (as of the close of business on the third business day preceding the Closing Date) of one or more certificates which immediately prior to the Effective Time represented any Exchanged Shares (the "CERTIFICATES"): (i) a letter of transmittal (which will specify that delivery of the Certificates will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Exchange Agent, and will be in such form and have such other provisions as HMA may reasonably specify); and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of HMA Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by HMA, together with such letter of transmittal, duly executed, the holder of such Certificate will be entitled to receive in exchange therefor one or more certificates representing the Merger Consideration which such holder has the right to receive pursuant to the provisions of this Article 3, together with a check representing the cash, if any, referred to in Sections 3.3(c) and 3.3(d), and the Certificate so surrendered will forthwith be cancelled. HMA will pay any transfer or similar taxes required by reason of the issuance of a certificate representing shares of HMA Common Stock provided that such certificate is issued in the name of the Record Holder of the Certificate surrendered in exchange therefor. HMA will not pay or be responsible for any transfer or other tax if the obligation to pay such tax is solely that of the shareholder or if payment of any such tax by HMA would cause the Merger to fail to qualify as a tax-free reorganization under section 368(a)(2)(E) of the Code. In the event of a transfer of ownership of River Oaks Common Stock which is not registered in the transfer records of River Oaks, one or more certificates representing the proper amount of Merger Consideration may be issued to the transferee if the Certificate representing such River Oaks Common Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. In the case of any lost, stolen or destroyed Certificate, the holder thereof may be required, as a condition precedent to delivery to him of the Merger Consideration, to deliver to HMA such affidavit and personal indemnity as HMA may reasonably request with respect to the Certificate alleged to have been lost, stolen or destroyed. Until surrendered as contemplated by this Section 3.3, each Certificate will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration and the cash, if any, referred to in Sections 3.3(c) and 3.3(d). To the extent that a Certificate represents any Qualifying Shares, the Exchange Agent will issue a replacement certificate therefor which represents only Qualifying Shares.

          (C) NO FRACTIONAL SHARES. No fractional share of HMA Common Stock will be issued in the Merger. Each Record Holder will be entitled to receive in lieu of any fractional share of HMA Common Stock to which he otherwise would have been entitled (after taking into account all Exchanged Shares then held of record by him) cash, payable by check, computed on the basis of the closing sales price (or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices, regular way) of HMA Common Stock on the NYSE on the first Trading Day after the Effective Time. HMA will make available to the Exchange Agent cash in an amount sufficient to make all such payments in lieu of fractional shares.

          (D) DIVIDENDS AND DISTRIBUTIONS. Holders of Certificates will not be entitled to dividends or other distributions with respect to HMA Common Stock having a record date prior to the Effective Time. No dividends or other distributions with respect to HMA Common Stock having a record date after the Effective Time will be paid to the Record Holder of any unsurrendered Certificate until such holder surrenders such Certificate (or provides the affidavit and indemnity referred to in Section 3.3(b)). Subject to the effect of applicable Legal Requirements, following surrender of any such Certificate (or provision of such affidavit and indemnity), there will be paid to the record holder of shares of HMA Common Stock issued in exchange therefor: (i) at the time of such surrender, the amount of any dividends or other distributions having a record date after the Effective Time theretofore paid with respect to such shares of HMA Common Stock, without interest; and (ii) at the appropriate payment date, the amount of any dividends or other distributions having a record date after the Effective Time but prior to surrender, and a payment date subsequent to surrender, payable with respect to such shares of HMA Common Stock, without interest.

          (E) NO FURTHER OWNERSHIP RIGHTS IN RIVER OAKS COMMON STOCK. All shares of HMA Common Stock issued upon the surrender for exchange of shares of River Oaks Common Stock in accordance with the terms hereof (including any cash paid pursuant to Sections 3.3(c) or 3.3(d)) will be deemed to have been issued in full satisfaction of all rights pertaining to such shares of River Oaks Common Stock, and there will be no further registration of transfers of the shares of River Oaks Common Stock (other than the Qualifying Shares and shares held directly or indirectly by HMA) after the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or its transfer agent for any reason, such Certificates will be cancelled and exchanged as provided by this Article 3.

          (F) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to holders of Certificates at the end of six months after the Effective Time will be delivered to HMA upon demand by HMA, and any holders of Certificates who have not theretofore complied with this Article 3 will thereafter look only to HMA for payment of their claim for Merger Consideration and the cash, if any, referred to in Sections 3.3(c) and 3.3(d).

          (G) NO LIABILITY. Neither HMA, River Oaks nor the Surviving Corporation will be liable to any holder of shares of River Oaks Common Stock or HMA Common Stock, as the case may be, for the Merger Consideration (and cash in lieu of fractional shares and dividends or distributions with respect thereto, if any) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.


ARTICLE 4.  REPRESENTATIONS AND WARRANTIES OF RIVER OAKS

     River Oaks represents and warrants to HMA and to Sub, as of the date hereof and as of the Closing Date, as follows:

     4.1 ORGANIZATION, STANDING AND POWER. Each of River Oaks and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the State of Mississippi. Each of River Oaks and its Subsidiaries has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each other jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary. River Oaks has heretofore made available to HMA true, correct and complete copies of the articles of incorporation and bylaws, as currently in effect, of River Oaks and each of its Subsidiaries, and has made available to HMA true, correct and complete minute books and stock records of River Oaks and each of its Subsidiaries. Set forth in Schedule 4.1 is a complete list of: (a) the Subsidiaries of River Oaks and
   ------------
its ownership percentage thereof; (b) the jurisdictions in which the nature of the business of River Oaks or any of its Subsidiaries, or the ownership or leasing of their properties, makes qualification as a foreign corporation necessary; and (c) the joint ventures, partnerships and corporations (other than Subsidiaries) in which River Oaks or any of its Subsidiaries has an equity interest, and the ownership percentage thereof in each such entity. Except as set forth in Schedule 4.1, all of the outstanding capital stock of, or other
             ------------
ownership interests in, each Subsidiary of River Oaks is owned directly or indirectly by River Oaks, free and clear of all title defects, liens, encumbrances and restrictions.

     4.2 CAPITAL STRUCTURE. The authorized capital stock of River Oaks consists entirely of 10,000,000 shares of River Oaks Common Stock. On the date hereof: (a) 1,000,415 shares of River Oaks Common Stock are issued and outstanding; (b) except for this Agreement and except for the stock grants and options, representing the right to acquire an aggregate 10,750 shares, set forth in Schedule 4.2, there are no options, warrants, calls, rights, claims,
   ------------
commitments or Contracts to which River Oaks or any of its Subsidiaries is a party or by which any of them is bound obligating River Oaks or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt of River Oaks or any of its Subsidiaries, or obligating River Oaks or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right or Contract (collectively, "STOCK RIGHTS"); and (c) except for an aggregate 10,750 shares subject to the outstanding Stock Rights set forth in Schedule 4.2, no shares of
                                                     ------------
River Oaks Common Stock are or will be reserved for issuance for any purpose.
On the Closing Date and immediately prior to the Effective Time: (i) 1,009,040 shares of River Oaks Common Stock will be issued and outstanding; (ii) except for this Agreement, no Person will have any Stock Rights; and (iii) no shares of River Oaks Common Stock will be reserved for issuance for any purpose. On the date hereof, on the Closing Date and immediately prior to the Effective Time:
(A) no shares of River Oaks Common Stock are or will be held by River Oaks in its treasury; (B) no shares of River Oaks Common Stock are or will be held by any of River Oaks' Subsidiaries; (C) no Voting Debt is or will be issued or outstanding; (D0 all outstanding shares of River Oaks Common Stock are and will be validly issued, fully paid and non-assessable; and (E) no shares of River Oaks Common Stock are or will be subject to preemptive rights.

     4.3 AUTHORITY, ETC. River Oaks has all requisite corporate power and authority to enter into this Agreement and, subject to Shareholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of River Oaks, subject to Shareholder Approval. The Board of Directors of River Oaks has duly adopted resolutions which (a) approve and adopt this Agreement and the consummation of the Merger and (b) recommend that this Agreement and the consummation of the Merger be approved by the holders of River Oaks Common Stock. This Agreement has been duly executed and delivered by River Oaks and, subject to Shareholder Approval, constitutes the valid and binding obligation of River Oaks, enforceable in accordance with its terms, except as the enforceability hereof may be limited by (i) bankruptcy, insolvency or other laws relating to or affecting creditors' rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     4.4 NO CONFLICT. The execution and delivery of this Agreement by River Oaks does not, and the consummation of the transactions contemplated hereby and the fulfillment of the obligations and undertakings hereunder will not, result in any Violation of any provision of: (i) the articles of incorporation or bylaws of River Oaks or any of its Subsidiaries; (b) any Contract applicable to River Oaks, any of its Subsidiaries or any of their respective assets; or (c) any Legal Requirement applicable to River Oaks, any of its Subsidiaries or any of their respective assets; except, in the case of Contracts and Legal Requirements, for Violations which could not reasonably be expected, individually or in the aggregate, to have any adverse effect on the validity or enforceability of this Agreement or a material adverse effect the operations or financial condition of River Oaks and its Subsidiaries taken as a whole. Except as set forth in Schedule 4.4, no consent, approval, order or authorization of,
                ------------
or registration, declaration or filing with, any Governmental Entity is required by or with respect to River Oaks or any of its Subsidiaries in connection with the execution and delivery of this Agreement by River Oaks or the consummation by River Oaks of the transactions contemplated hereby, except for: (i) the filing of a premerger notification report by River Oaks under the HSR Act; (ii) the filing by the Secretary of State of the State of Mississippi as contemplated by Section 2.1; (iii) those filings required by Section 4.8; and (iv) such consents, approvals, orders, authorizations or registrations the failure to obtain which could not reasonably be expected, individually or in the aggregate, to have any adverse effect on the validity or enforceability of this Agreement or a material adverse effect on the operations or financial condition of River Oaks and its Subsidiaries taken as a whole.

     4.5 FINANCIAL STATEMENTS. River Oaks has heretofore made available to HMA true, correct and complete copies of its audited consolidated financial statements for the years ended April 30, 1997, 1996 and 1995, and its unaudited consolidated financial statements for the quarter ended July 31, 1997, together with all notes thereto (collectively, the "FINANCIAL STATEMENTS"). The audited Financial Statements and, subject to normal year-end adjustments, lack of footnotes and other presentation items, the unaudited Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of River Oaks and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

     4.6 NO ADDITIONAL MATERIAL LIABILITIES. Except as set forth in the Financial Statements or in Schedule 4.6: (a) neither River Oaks nor any of its
                           ------------
Subsidiaries had, as of July 31, 1997, any material liabilities, whether accrued, absolute, contingent or otherwise, of a kind or character which would be required (in accordance with generally accepted accounting principles consistently applied) to be reflected in the consolidated balance sheet of River Oaks, including any such liabilities related to any facility previously owned, leased or operated; and (b) since July 31, 1997, except for trade payables incurred in the ordinary course of business, neither River Oaks nor any of its Subsidiaries has incurred any such liabilities. All liabilities of River Oaks and its Subsidiaries incurred since July 31, 1997 will have been properly recorded in their books and records in accordance with the accounting policies and procedures of River Oaks consistently applied.

     4.7 INFORMATION SUPPLIED. The information supplied or to be supplied by River Oaks for inclusion in the registration statement filed with the SEC by HMA in connection with the issuance of shares of HMA Common Stock in the Merger, including all amendments thereto (the "REGISTRATION STATEMENT"), will, at the time the Registration Statement becomes effective under the Securities Act, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make such information not misleading. The Proxy Statement will, on the date it is mailed to River Oaks' shareholders and at the time of the Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, River Oaks makes no representation or warranty with respect to: (a) any information contained in the Proxy Statement which was furnished by HMA; (b) the adequacy or completeness of the opinion delivered by the Financial Advisor and contained in the Proxy Statement, except that River Oaks knows of no facts not reported to the Financial Advisor which would materially adversely affect such opinion; or (c) the opinion of Ernst & Young LLP forming part of the audited financial statements contained in the Proxy Statement.

     4.8  RIVER OAKS PERMITS; COMPLIANCE WITH LEGAL REQUIREMENTS.

          (A) River Oaks and its Subsidiaries duly hold all licenses, permits, certificates, registrations, accreditations, orders, franchises, authorizations and approvals and, to the knowledge of River Oaks, all consents, variances and exemptions, of any Governmental Entity which are necessary for the operation of the Facilities as currently operated, the conduct of the business of River Oaks and its Subsidiaries and utilization of the Real Property, including valid licenses from the State of Mississippi to operate a 110-bed general acute care hospital and a 111-bed general acute care hospital (collectively, the "RIVER OAKS PERMITS"). Schedule 4.8 contains a complete and
                                          ------------
accurate list of all River Oaks Permits, all of which are in full force and effect. Each of River Oaks and its Subsidiaries is in compliance with the terms of each of the River Oaks Permits, except for failures of compliance which could not reasonably be expected, individually or in the aggregate, to have a material adverse effect the operations or financial condition of River Oaks and its Subsidiaries taken as a whole. No action is pending or, to the knowledge of River Oaks, threatened or recommended by any Governmental Entity to revoke, withdraw or suspend any River Oaks Permit.

          (B) The businesses of each of River Oaks and its Subsidiaries are being, and since April 30, 1995 have been, conducted in compliance with all Legal Requirements, except for such Violations that could not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the operations or financial condition of River Oaks and its Subsidiaries taken as a whole. To the knowledge of River Oaks, no investigation or review by any Governmental Entity with respect to River Oaks or any of its Subsidiaries is pending or threatened, nor has any Governmental Entity indicated an intention to conduct the same.

          (C) With respect to each of the Facilities, River Oaks and its Subsidiaries are qualified for participation in the Medicare and Medicaid programs, have current and valid provider agreements with the Medicare and Medicaid programs and, except as set forth in Schedule 4.8, are in compliance
                                              ------------
with all conditions and standards of participation in such programs, except for failures of compliance which could not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the operations or financial condition of River Oaks and its Subsidiaries taken as a whole, and have received all health planning approvals necessary for capital reimbursement on their assets. No action is pending or, to the knowledge of River Oaks, threatened or recommended by any Governmental Entity to terminate or decertify any participation of any of the Facilities in the Medicare and Medicaid programs nor, to the knowledge of River Oaks, has there been any decision not to renew any provider agreement related to any Facility. With the exception of deficiencies which are currently the subject of a waiver and those which are the subject of a plan of correction as set forth on Schedule 4.8, there are no
                                                ------------
outstanding deficiencies or work orders of a material nature of any Governmental Entity having jurisdiction over any of the Facilities requiring conformity to any Legal Requirement pertaining to the Facilities, including the Medicaid and Medicare programs. Complete copies of the most recent survey reports and any waivers of deficiencies, plans of correction and any other investigation reports issued with respect to any of the Facilities have been provided to HMA.

          (D) All cost reports required to be filed by River Oaks or its Subsidiaries with respect to the Facilities under Titles XVIII and XIX of the Social Security Act, or any other applicable Legal Requirements or requirements of private providers have been prepared and filed in accordance with all Legal Requirements, and copies of all such reports filed since January 1, 1991 have been supplied to HMA. River Oaks has paid or made provision to pay through proper recordation of any net liability all Notices of Program Reimbursement received from the Medicare program and tentative settlements for periods ended prior to April 30, 1997 and any similar obligations with respect to the Medicaid program.

          (E) River Oak and its Subsidiaries are accredited by the JCAHO with respect to each of the Facilities, and none of the Facilities is conditionally accredited. The date of each of the Facilities' surveys by the JCAHO within the past five years, and any statements of deficiencies and plans of correction related to such surveys, are set forth in Schedule 4.8. With the exception of
                                          ------------
deficiencies which are currently the subject of a waiver and those which are the subject of a plan of corrections as set forth in Schedule 4.8, there are no
                                                 ------------
outstanding deficiencies of a material nature under the JCAHO conditions, standards and requirements for accreditation. Each of the Facilities is in material compliance with all conditions, standards and requirements for accreditation by the JCAHO.

          (F)  Schedule 4.8 includes a true, correct and complete statement of:
               ------------
(i) the bed categories for which each Facility is, and immediately prior to Closing will be, licensed and/or qualified for Medicare and Medicaid; (ii) the number of beds in each such category; (iii) the number of beds in each such category which are, and immediately prior to Closing will be, available for use in such Facility; and (iv) the number of patients, as of stated date reasonably proximate to the date hereof, admitted in each Facility who (A) qualify for Medicare, (B) qualify for Medicaid and (C) qualify for neither Medicare nor Medicaid. Except as set forth in Schedule 4.8, immediately prior to Closing, no
                                  ------------
beds will be in use at any Facility in any category for which such Facility is not licensed. River Oaks has no knowledge that the number of licensed beds in any category may be reduced by any Governmental Entity.

          (g)  Schedule 4.8 includes a true, correct and complete statement of
               ------------
all ancillary patient services that are, and immediately prior to Closing will be, offered by each Facility, the licensed capacity of each service (if applicable) and the number of available beds (if applicable). Neither River Oaks nor any of its Subsidiaries has received notice that any Facility will not be properly licensed or certified to provide any such service prior to or upon the consummation of the Merger.

     4.9  FACILITIES; REAL PROPERTY.  Schedule 4.9 is a true, correct and
                                      ------------
complete list of the Facilities and a true, correct and complete description of all real property owned, leased, operated or used by River Oaks or any of its Subsidiaries (collectively, the "REAL PROPERTY"). River Oaks has heretofore delivered to HMA true, correct and complete original or certified copies of all existing title insurance policies, exception documents, title reports and surveys with respect to each parcel of the Real Property.

     4.10 ASSETS; TITLE; ABSENCE OF LIENS AND ENCUMBRANCES.

          (A) River Oaks and its Subsidiaries collectively own or validly lease all properties and assets, real, personal and mixed, tangible and intangible, comprising and employed in the operation of or associated with the Facilities. Except for leased assets, each of River Oaks and its Subsidiaries has good and marketable title to all of the Real Property and all of their respective other assets, including those reflected in the consolidated balance sheet of River Oaks as of July 31, 1997, free and clear of all title defects, liens, pledges, security interests, claims, encumbrances and restrictions except, with respect to all such assets, the following encumbrances (collectively, "PERMITTED ENCUMBRANCES"): (i) mortgages and liens securing debt reflected as liabilities in the Financial Statements;
(ii) mechanics', carriers', workers', repairmen's, statutory or common law liens being contested in good faith and by appropriate proceedings, which contested liens are listed in Schedule 4.10(a); (iii) liens for current Taxes not yet due
                    ----------------
and payable which have been fully reserved against, or which, if due, are being contested in good faith and by appropriate proceedings, which contested liens are listed in Schedule 4.10(a); and (iv) such imperfections of title, easements,
              -----------------
encumbrances and other liens, if any, as are set forth in the deeds or leases covering the Real Property or the surveys heretofore delivered to HMA or which are not substantial in character, amount or extent, and do not, singly or in the aggregate, materially detract from the value, or interfere with the present use, of the properties and assets subject thereto or affected thereby or otherwise materially impair the operations of River Oaks or any of its Subsidiaries as presently conducted.

          (B) All leases pursuant to which River Oaks or any of its Subsidiaries leases the Real Property or personal property are valid, binding and enforceable in accordance with their respective terms, and there is not, under any of such leases, any existing default on the part of River Oaks or any of its Subsidiaries or, to the knowledge of River Oaks, any existing default on the part of any other party thereto, or any event which, with notice or lapse of time or both, would constitute such a default. Schedule 4.10(b) sets forth a
                                                ----------------
true, correct and complete list of all such leases.

          (C)  Except as set forth in Schedule 4.10(c), no Real Property is
                                      ----------------
located within or adjacent to a flood or lakeshore erosion hazard area, fresh water wetlands as defined under applicable Legal Requirements, coastal zone management area or any other parcel protected, regulated or controlled by any Legal Requirements. Neither the whole nor any portion of any parcel of the Real Property has been condemned, requisitioned or otherwise taken by any public authority, no notice of any such condemnation, requisition or taking has been received by River Oaks or any of its Subsidiaries and, to River Oaks' knowledge, no such condemnation, requisition or taking is threatened or contemplated. River Oaks has no knowledge of any public improvements which may result in special assessments against or otherwise affecting the Real Property.

     4.11 COVENANTS AND RESTRICTIONS; ZONING. The Real Property currently conforms to and complies with, all covenants, conditions, restrictions, reservations, land use, zoning, health, fire, water and building codes and other applicable Legal Requirements, except for failures of conformance or compliance which could not reasonably be expected, individually or in the aggregate, to have a material adverse effect the operations or financial condition of River Oaks and its Subsidiaries taken as a whole, and no such Legal Requirements prohibit or limit or condition the use or operation of the Facilities or the Real Property as currently used and operated. There is no pending or, to River Oaks' knowledge, contemplated, threatened or anticipated change in the zoning classification of any of the Facilities or any portion thereof.

     4.12 CONDITION OF FACILITIES. Each of the Facilities is suitable for its current and intended use and is in proper condition for such use. To River Oaks' knowledge, except for the items set forth in Schedule 4.12: (a) each of the
                                             -------------
Facilities is in good state of repair and condition, ordinary wear and tear excepted; (b) there are no dangerous conditions or defects existing upon or in any of the Facilities (except those attendant in the operation of a hospital facility in the ordinary course of business); (c) there are no structural defects in any Facility or Real Property that would adversely affect the operation of such Facility or Real Property as presently conducted; and (d) there are no life safety code deficiencies or other survey requirements which are not subject to waiver or currently the subject of a plan of correction which is being implemented. Except as set forth in Schedule 4.12, all gas, electric
                                             -------------
power, storm sewer, sanitary sewer, water and other utility services necessary for the current operation and use of each Facility are available at the boundaries of each Facility and when necessary direct connection has been made to all such utility facilities. The Facilities have access to public roads sufficient for River Oaks and its Subsidiaries to operate their business and, to River Oaks' knowledge, there are no plans, studies or efforts by any Governmental Entity that would modify or realign any street or highway adjacent to any of the Facilities.

     4.13 EQUIPMENT; INVENTORY. River Oaks has heretofore delivered to HMA a depreciation schedule listing, as of April 30, 1997, all of the equipment owned by River Oaks or any of its Subsidiaries. Each Facility contains all equipment, inventories and other personal property in sufficient condition and in quantities (of not less than that required by applicable Governmental Entities) to operate such Facility at the capacity for which it is currently operated.

     4.14 ENVIRONMENTAL MATTERS. River Oaks has heretofore conducted a Phase I environmental assessment of the Real Property (the "ENVIRONMENTAL ASSESSMENT") and has provided the same to HMA and its counsel. Except as disclosed in
Schedule 4.14 or the Environmental Assessment: (a) none of the Facilities or
-------------
the Real Property is in Violation of any Environmental Laws, except for Violations which could not reasonably be expected, individually or in the aggregate, to have a material adverse effect the operations or financial condition of River Oaks and its Subsidiaries taken as a whole; (b) neither River Oaks nor any of its Subsidiaries has Released any Hazardous Substances in a manner that has Violated any Environmental Laws and, to River Oaks' knowledge, there has been no such Release by any previous owner or operator of any of the Real Property; (c) none of the Facilities or the Real Property has (i) ever had any underground storage tanks, as defined in 42 U.S.C. (S)(S) 6991(1)(A)(I), whether empty, filled or partially filled with any substance, or (ii) any asbestos or any material that contains any hydrated mineral silicate, including chrysolite, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable; (d) neither River Oaks, any of its Subsidiaries nor any of the Facilities has received any request for information, notice or order alleging that it may be a potentially responsible party under any Environmental Laws for the investigation or remediation of a Release or threatened Release of Hazardous Substances; (e) no event has occurred with respect to any of the Facilities or the Real Property which, with the passage of time or the giving of notice, or both, would constitute a Violation of or non-compliance with any applicable Environmental Law or River Oaks Permit; and (f) there is no lien, notice, litigation or, to River Oaks' knowledge, threat of litigation relating to an alleged unauthorized Release of any Hazardous Substance on, about or beneath the Real Property (or any portion thereof), or the migration of any Hazardous Substance to or from property adjoining or in the vicinity of the Real Property, or alleging any obligation under Environmental Laws. River Oaks will immediately notify HMA should River Oaks, any of its Subsidiaries or any of the Facilities receive any such request for information, notice or order, or become aware of any lien, notice, litigation or threat of litigation relating to an alleged unauthorized Release of any Hazardous Substance on, about or beneath the Real Property (or any portion thereof) or any other environmental contamination or liability with respect to the Real Property (or any portion thereof). River Oaks and its Subsidiaries hold all River Oaks Permits required under any Environmental Law in connection with the use of the Real Property or the operation of the Facilities.

     4.15 EMPLOYEE PLANS.

          (A)  Schedule 4.15 lists all employment agreements, all union, guild,
               -------------
labor or collective bargaining agreements, all employee benefit plans, and all other arrangements or understandings, explicit or implied, written or oral, whether for the benefit of one or more Persons, relating to employment, compensation or benefits, to which River Oaks or any of its Subsidiaries is a party or is obligated to contribute, or by which River Oaks or any of its Subsidiaries is bound, including: (i) all employee benefit plans within the meaning of section 3(3) of ERISA; (ii) all deferred compensation, bonus, stock option, stock purchase, stock incentive, stock appreciation rights, restricted stock, severance or incentive compensation plans, agreements or arrangements;
(iii) plans, agreements or arrangements providing for "fringe benefits" or perquisites to employees, officers, directors or agents; and (iv) all employment, consulting, termination or indemnification agreements (collectively, "EMPLOYEE PLANS"). River Oaks has delivered to or made available for inspection by HMA true, correct and complete copies of all Employee Plans, all related summary plan descriptions, the most recent determination letters received from the IRS, Form 5500 Annual Reports for the last three years (including all attachments thereto), the most recent financial reports and summary annual reports and, where applicable, summary descriptions of any Employee Plans not otherwise reduced to writing. Except as set forth on Schedule 4.15, there are
                                                      -------------
no negotiations, demands or proposals that are pending or have been made since the respective dates of the Employee Plans which concern matters now covered, or that would be covered, by any Employee Plan.

          (B) River Oaks and each of its Subsidiaries and each of the Employee Plans have complied and are in compliance in all material respects with the applicable provisions of the Code, ERISA and all other applicable Legal Requirements. River Oaks and each of its Subsidiaries have performed all of their obligations under all of the Employee Plans, including the full payment when originally due of all amounts required to be made as contributions thereto or otherwise.

          (C) With respect to each Employee Plan that is an "employee benefit plan" within the meaning of section 3(3) of ERISA, or a "plan" within the meaning of section 4975(e)(1) of the Code, no transaction has occurred which is prohibited by section 406 of ERISA or which could give rise to a material liability under section 4975 of the Code or sections 502(i) or 409 of ERISA. None of the Employee Plans nor any fiduciary thereof has been the direct or indirect subject of an audit, investigation or examination by any Governmental Entity within the last five years. There are no actions, suits, penalties or claims (other than routine undisputed claims for benefits) pending or threatened against or arising our of any of the Employee Plans or the respective assets thereof and, to the knowledge of River Oaks, no facts exist which could give rise to any such actions, suits, penalties or claims which might have a material adverse effect on any Employee Plan or on River Oaks and its Subsidiaries taken as a whole.

          (D) Each Employee Plan that is intended to qualify under section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS. There have been no developments since the respective dates of such determination letters that would create a material risk of causing the loss of qualification of the subject Employee Plan.

          (E) Neither River Oaks nor any of its Subsidiaries maintains or has at any time maintained, or has or could have any liability with respect to, an Employee Plan subject to Title IV of ERISA. No Employee Plan is or ever has been a "multiemployer plan" within the meaning of section 3(37) of ERISA. Neither River Oaks nor any of its Subsidiaries has or could have any liability with respect to a "multiemployer plan" as defined under section 3(37) of ERISA. No Employee Plan now holds or has heretofore held any stock or other securities issued by River Oaks or any of its Subsidiaries. Neither River Oaks nor any of its Subsidiaries has established or contributed to, is required to contribute to or has or could have any liability with respect to any "voluntary employees' beneficiary association" within the meaning of section 501(c)(9) of the Code, any "welfare benefit fund" within the meaning of section 419 of the Code, any "qualified asset account" within the meaning of section 419A of the Code or any "multiple employer welfare arrangement" within the meaning of section 3(40) of ERISA.

          (F) All group health plans of River Oaks and its Subsidiaries have been operated in compliance with the group health plan continuation coverage requirements of sections 601 through 608 of ERISA and section 4980B of the Code, Title XXII of the Public Health Service Act and the provisions of the Social Security Act, to the extent such requirements are applicable. Except to the extent required under section 4980B of the Code, neither River Oaks nor any of its Subsidiaries provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired employee or any former employee.

          (G) No provision of any Employee Plan restricts the ability of HMA or the Surviving Corporation to terminate the future accruals of obligations thereunder after the Effective Time; provided, however, that no such representation or warranty is made with respect to liabilities already accrued at the time of such termination.

          (H)  Except as set forth in Schedule 4.15, each Form 5500 required to
                                      -------------
be filed by River Oaks or any of its Subsidiaries has been filed in accordance with all applicable Legal Requirements.

          (I) There has been no act or omission by River Oaks or any of its Subsidiaries that has given rise or may give rise to fines, penalties, Taxes or related charges under sections 4980D, 502(c) or 502(l) of ERISA, Chapters 43, 46 or 47 of Subtitle D of the Code, or Chapter 68 of Subtitle F of the Code.

          (J) Solely for purposes of this Section 4.15, all references to River Oaks or any of its Subsidiaries includes any Person which, together with River Oaks or any of its Subsidiaries, is considered an affiliated organization within the meaning of sections 414(b), 414(c), 414(m) or 414(o) of the Code or sections 3(5) or 4001(b)(1) of ERISA.

     4.16 EMPLOYMENT MATTERS.  Except as disclosed in Schedule 4.16:  (a) each
                                                      -------------
of River Oaks and its Subsidiaries is in compliance in all material respects with all Legal Requirements respecting employment and employment practices, terms and conditions of employment, wages and hours; (b) neither River Oaks nor any of its Subsidiaries is engaged in any unfair labor or unlawful employment practice; (c) there is no unlawful employment practice discrimination charge pending before the Equal Employment Opportunity Commission or any state "referral agency" recognized thereby; (d) there is no unfair labor practice charge or complaint against River Oaks or any of its Subsidiaries pending before the National Labor Relations Board; (e) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of River Oaks, threatened against or involving or affecting River Oaks, any of its Subsidiaries or any of the Facilities, and no representation question exists respecting any of their respective employees; and (fi no grievance or arbitration proceeding is pending against River Oaks or any of its Subsidiaries and no written claim therefor exists.

     4.17 MATERIAL AGREEMENTS.  Schedule 4.17 contains a true, correct and, to
                                -------------
the knowledge of River Oaks, complete list of all Contracts, not listed on any other Schedule, to which River Oaks or any of its Subsidiaries or any of the Facilities is a party which are not cancelable by River Oaks or its Subsidiaries upon notice of 30 days or less (collectively, whether listed in Schedule 4.17 or in any other Schedule, the "MATERIAL AGREEMENTS"). True, correct and complete copies of all Material Agreements, and true, correct and complete summaries of all Material Agreements which have not been reduced to writing, have been delivered or made available to HMA. Each Material Agreement constitutes the valid and legally binding obligation of River Oaks or its Subsidiary, as the case may be, and is enforceable against River Oaks or its Subsidiary, as the case may be, in accordance with its terms. To River Oaks' knowledge, each Material Agreement constitutes the valid and legally binding obligation of the other party thereto and is enforceable against such party in accordance with its terms. Each of the Material Agreements constitutes the entire agreement between the respective parties thereto relating to the subject matter thereof. To River Oaks' knowledge, in all material respects all obligations required to have been performed under the terms of the Material Agreements have been performed, no act or omission has occurred or failed to occur which, with the giving of notice, the lapse of time or both would constitute a default under any of the Material Agreements, and each of the Material Agreements is in full force and effect without default on the part of any party thereto. Except as set forth in
Schedule 4.17, each of the Material Agreements: (a) is with a party who is
-------------
neither a director, officer, employee or Affiliate of River Oaks, nor a member of the medical staff of the Facilities nor, to the knowledge of River Oaks, an Affiliate of any of the foregoing; (b) was entered into on an arm's-length basis in the ordinary course of business; and (c) has not been amended. Except as noted in Schedule 4.17, none of the Material Agreements requires consent for or
         -------------
is otherwise affected by the Merger.

     4.18 LITIGATION.  Except as disclosed in Schedule 4.18, there is no action,
                                              -------------
suit, pro-
ceeding, arbitration or investigation pending or, to the knowledge of River Oaks, threatened against or affecting River Oaks, any of its Subsidiaries or any Facility (or any of their respective officers or directors in connection with the business of River Oaks or any of its Subsidiaries), which if adversely determined could reasonably be expected, individually or in the aggregate, to have a material adverse effect on the operations or financial condition of River Oaks and its Subsidiaries taken as a whole, or on the Medicare or Medicaid provider status of any Facility, nor is there any judgment, injunction, decree, rule or order of any Governmental Entity or arbitrator outstanding against River Oaks, any of its Subsidiaries or any Facility which could reasonably be expected, individually or in the aggregate, to have such an effect.

     4.19 TAXES. River Oaks and its Subsidiaries have filed all tax returns required to be filed by any of them and have paid all Taxes required to be paid as shown on such returns. The Financial Statements reflect, and the financial statements of River Oaks at the Closing Date will reflect, an adequate accrual, based on the facts and circumstances existing as of the respective dates thereof, for all Taxes payable by River Oaks and its Subsidiaries (whether or not shown in any return) through the respective dates thereof. All such filed tax returns are in all material respects correct, complete and accurate.
Neither River Oaks nor any of its Subsidiaries has taken, plans or intends to take any action which would result in any liability to River Oaks or any of its Subsidiaries for Taxes as a result of the transactions contemplated by this Agreement. To River Oaks' knowledge there are no material deficiencies for any Taxes proposed, asserted or assessed against River Oaks or any of its Subsidiaries. The federal income tax returns of River Oaks and its Subsidiaries consolidated in such returns have been examined by and settled with the IRS, or the statute of limitations with respect to such years has expired, for all fiscal years through the fiscal year ended April 30, 1994, except with respect to claims for refund.

     4.20 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Schedules or in the Financial Statements and except as contemplated by this Agreement, since April 30, 1997, River Oaks and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course, and there has not been: (a) any material adverse change in the operations, assets or financial condition of River Oaks or any of its Subsidiaries; (b) any material damage, destruction, loss or casualty to any assets of River Oaks or any of its Subsidiaries, whether or not covered by insurance, which assets are material to the ongoing operations or business of River Oaks or any of its Subsidiaries as presently conducted; (c) any sale, assignment, transfer or disposition of any item of plant, property or equipment of the Facilities having a net book value in excess of $10,000 (other than supplies), except in the ordinary course of business; (d) any material change in any method of accounting or accounting practice by River Oaks or any of its Subsidiaries; (e) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of River Oaks' capital stock; or (f) any transaction, commitment, dispute or other event or condition (not affecting the hospital industry as a whole or the hospital industry in the State of Mississippi) individually or in the aggregate having or which, insofar as reasonably can be foreseen, in the future is reasonably likely to have, a material adverse effect on the operations, assets or financial condition of River Oaks and its Subsidiaries, or on the Medicare or Medicaid provider status of any Facility.

     4.21 BOOKS AND RECORDS. River Oaks has provided HMA with complete access to all of the books and records of River Oaks, its Subsidiaries and the Facilities. All of such books and records are true, correct and complete in all material respects, and are and have been maintained in substantial compliance with all applicable Legal Requirements. Without limiting the generality of the foregoing:
(a) River Oaks and its Subsidiaries have maintained continuous ownership, care, custody and control of all patient medical records of the Facilities in compliance with all Legal Requirements; (b) all such patient medical records have been maintained for at least six years unless a longer retention period is required by Legal Requirements; and (c) River Oaks and its Subsidiaries have maintained the security and confidentiality of all patient medical records as required by Legal Requirements.

     4.22 SPECIAL FUNDS. Neither River Oaks nor any of its Subsidiaries is subject to any liability in respect of amounts received by any of them or others for the purchase or improvement of any assets or any part thereof under restricted or conditioned grants or donations, including monies received under the Public Health Service Act, 42 U.S.C. (S)(S)291 et seq.

     4.23 MEDICAL STAFF MATTERS. River Oaks has heretofore provided to HMA true, correct and complete copies of the bylaws and rules and regulations of the medical staff of the Facilities. Except as set forth in Schedule 4.23, there
                                                        -------------
are no pending or, to River Oaks' knowledge, threatened disputes with applicants, staff members or health professional affiliates, and all appeal periods in respect of any medical staff member or applicant against whom an adverse action has been taken have expired.

     4.24 INSURANCE. River Oaks has heretofore provided to HMA a true, correct and complete list of the current insurance coverages of River Oaks and its Subsidiaries, including names of carriers and amounts of coverage. River Oaks and each of its Subsidiaries has been and is insured by financially sound and reputable insurers with respect to its properties and the conduct of its business in such amounts and against such risks as are reasonable in relation to their respective businesses, and each will maintain such insurance at least through the Closing Date.

     4.25 TRADE NAMES. Except as set forth in Schedule 4.25, River Oaks or one
                                              -------------
of its Subsidiaries owns, is licensed under or otherwise has the right to use all Facility names used in the conduct of its business at each Facility, and neither River Oaks nor any of its Subsidiaries or Facilities has received any notice from any Person challenging or questioning the right of River Oaks or any of its Subsidiaries to use a Facility name.

     4.26 OPINION OF FINANCIAL ADVISOR. The Board of Directors of River Oaks has received the preliminary oral opinion of the Financial Advisor as of September 22, 1997, to the effect that, as of such date, the consideration to be received in the Merger by River Oaks' shareholders is fair to River Oaks' shareholders from a financial point of view. Copies of the final form of such opinion of the Financial Advisor will be delivered to HMA when delivered to the Board of Directors of River Oaks. HMA will also receive copies of any other letters containing opinions of value or otherwise evaluating the transactions contemplated hereby prepared by the Financial Advisor for informational purposes, except that any comparative analyses may be excised therefrom.

     4.27 VOTE REQUIRED. The affirmative vote of a majority of the shares of River Oaks Common Stock outstanding on the record date for the vote is the only vote of the holders of River Oaks Common Stock necessary to approve this Agreement and the consummation of the Merger.

     4.28 FOREIGN PERSON. Neither River Oaks nor any of its Subsidiaries is a "foreign person" within the meaning of section 1445(f)(3) of the Code.

     4.29 DISCLOSURE. Neither the provisions of this Agreement with respect to River Oaks and its Subsidiaries, nor the Schedules nor any other document or written information furnished to HMA or its representatives by or on behalf of River Oaks or any of its Subsidiaries pursuant hereto, includes any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements made herein and therein not misleading.

ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF HMA

     HMA represents and warrants to River Oaks as follows:

     5.1 ORGANIZATION, STANDING AND POWER. HMA is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Mississippi. Each of HMA and Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not have a material adverse effect on HMA and its Subsidiaries taken as a whole.

     5.2 AUTHORITY. Each of HMA and Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of HMA and Sub. This Agreement has been duly executed and delivered by HMA and Sub and constitutes the valid and binding obligation of HMA and Sub, enforceable against them in accordance with its terms, except as the enforceability hereof may be limited by (a) bankruptcy, insolvency or other laws relating to or affecting creditors' rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     5.3 NO CONFLICT. The execution and delivery of this Agreement by HMA and by Sub does not, and the consummation of the transactions contemplated hereby and the fulfillment of the obligations and undertakings hereunder will not, result in any Violation of any provision of: (a) the certificate or articles of incorporation or bylaws of HMA or of Sub; (b) any Contract applicable to HMA, Sub or any of their respective assets; or (c) any Legal Requirement applicable to HMA, Sub or any of their respective assets; except, in the case of Contracts and Legal Requirements, for Violations which could not reasonably be expected, individually or in the aggregate, to have any adverse effect on the validity or enforceability of this Agreement or a material adverse effect on the operations or financial condition of HMA and its Subsidiaries taken as a whole. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to HMA or Sub in connection with the execution and delivery of this Agreement by HMA and Sub or the consummation by HMA and Sub of the transactions contemplated hereby, except for: (i) the filing of a premerger notification report by HMA under the HSR Act; (ii) the filing with the SEC of the Registration Statement and such reports under the Exchange Act as may be required in connection with this Agreement and the consummation of the transactions contemplated hereby, and the obtaining from the SEC of such orders as may be so required; (iii) the filing of such documents with, and the obtaining of such orders from, state authorities, including state securities authorities, that are required in connection with the transactions contemplated by this Agreement; (iv) the filing by the Secretary of State of the State of Mississippi contemplated by Section 2.1; and (v) such consents, approvals, orders, authorizations or registrations the failure to obtain which could not reasonably be expected, individually or in the aggregate, to have any adverse effect on the validity or enforceability of this Agreement or a material adverse effect on the operations or financial condition of HMA and its Subsidiaries taken as a whole.

     5.4 SEC DOCUMENTS. HMA has made available to River Oaks a true, correct and complete copy of HMA's Annual Report on Form 10-K for the year ended September 30, 1996, quarterly reports on Form 10-Q for the quarters ended December 31, 1996, March 31, 1997 and June 30, 1997, and definitive proxy statement for the annual meeting of shareholders of HMA held on February 18, 1997, all as filed by HMA with the SEC (collectively, the "HMA SEC DOCUMENTS"). As of their respective dates, the HMA SEC Documents complied in all material respects with the requirements of the Securities Act and Exchange Act, and none of the HMA SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of HMA included in the HMA SEC Documents comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of HMA and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

     5.5 INFORMATION SUPPLIED. The Registration Statement and the prospectus forming a part thereof (the "PROSPECTUS") will, at the time the Registration Statement becomes effective under the Securities Act, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. At the time it becomes effective under the Securities Act, the Registration Statement will comply as to form in all material respects with the provisions of the Securities Act. Notwithstanding the foregoing, HMA makes no representation or warranty with respect to any information contained in the Proxy Statement.

     5.6 CAPITAL STRUCTURE. The authorized capital stock of HMA consists of 300,000,000 shares of HMA Common Stock, and 5,000,000 shares of Preferred Stock, par value $.01 per share. At the close of business on June 30, 1997: (a) 108,373,168 shares of HMA Common Stock were issued and outstanding; (b) 9,351,242 shares of HMA Common Stock were subject to issuance upon exercise of outstanding rights under HMA's various stock plans; (c) no shares of HMA Common Stock were held by HMA in its treasury; (d) no shares of such Preferred Stock were issued or outstanding; and (e) no Voting Debt was issued or outstanding. All outstanding shares of HMA Common Stock are validly issued, fully paid and non-assessable and not subject to preemptive rights.

     5.7 MERGER CONSIDERATION. The HMA Common Stock constituting the Merger Consideration has been duly authorized and, when issued and delivered against receipt of the shares of River Oaks Common Stock exchanged therefor pursuant to this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights of any security holder of HMA.

     5.8 DISCLOSURE. Neither the provisions of this Agreement with respect to HMA and Sub nor any other document or written information furnished to River Oaks or its representatives by or on behalf of HMA or Sub pursuant hereto, includes any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements made herein and therein not misleading.

ARTICLE 6. COVENANTS OF RIVER OAKS

     During the period from the date of this Agreement and continuing until the Effective Time, River Oaks agrees, for itself and its Subsidiaries, to perform as follows (except as otherwise expressly contemplated or permitted by this Agreement, or to the extent that HMA otherwise consents in writing):

     6.1 ORDINARY COURSE. Each of River Oaks and its Subsidiaries will: (a) carry on its business in substantially the same manner as has heretofore been conducted and not make any material change in the personnel, operations, finance, accounting practices or policies or assets of the Facilities; (b) maintain the Facilities and all parts thereof in good working order and condition, ordinary wear and tear excepted; (c) perform all of its obligations under the Material Agreements and not enter into, amend or terminate any Material Agreement except in the ordinary course of business; (d) take all reasonable actions necessary and appropriate to obtain appropriate releases, consents, estoppels and other instruments as HMA may reasonably request; (e) neither cancel, nor allow to lapse nor make any material change in the coverage of any insurance policy applicable to River Oaks, any of its Subsidiaries or any Facility; (f) pay all Taxes as they become due, confer with HMA prior to the filing of any tax return or protest by it or any of its Subsidiaries and not take any position with respect to Taxes to which HMA reasonably objects; (g) use its best efforts to maintain and preserve its business organization intact, retain employees at the Facilities (except for employment terminations in accordance with past practices), maintain relationships with physicians, consistent with the bylaws, rules and regulations of the Medical

Staff, maintain relationships with suppliers, customers and others having business relations with the Facilities consistent with the terms of such relationships, and take such other actions as are necessary to cause the smooth, efficient and successful transition of such business operations and employee and other relations at the Effective Time; (h) neither make offers of employment to any Persons for periods subsequent to the Effective Time (except for offers made in the ordinary course for employment on an at will basis), nor enter into any Employee Plan with respect thereto, nor incur or agree to incur any liability not in the ordinary course of business, except for those offers, Employee Plans and liabilities currently under negotiation and identified in Schedule 6.1; (i)
                                                              ------------
neither adopt nor amend in any material respect any Employee Plan; (j) not increase the compensation, in any form, payable or to become payable to any director, officer, employee, consultant or agent, except for employees' compensation increases in the ordinary course of business in accordance with existing personnel policies; (k) except as set forth in Schedule 6.1, not incur
                                                        ------------
any indebtedness or guarantee any indebtedness except in the ordinary course of business consistent with past practices, nor issue any debt securities; (l) not create or assume any mortgage, pledge or other lien or encumbrance upon any of its assets, irrespective of when acquired, other than Permitted Encumbrances;
(m) neither acquire nor agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any Person; (n) neither make nor authorize any purchase order or capital expenditure in excess of $10,000 except in the ordinary course of business or except as identified in Schedule 6.1; (o) neither
                                                       ------------
sell, lease, assign nor otherwise transfer or dispose of any assets (other than supplies), except in the ordinary course of business; (p) not amend, terminate or waive any right related to the Facilities or their businesses, except in the ordinary course of business; and (q) not take any other action outside the ordinary course of business that would materially adversely affect the business operations of River Oaks, any of its Subsidiaries or any of the Facilities.

     6.2 DIVIDENDS; CHANGES IN STOCK. River Oaks will not: (a) declare or pay any dividends, whether in cash, stock or otherwise, nor make any other distributions in respect of the River Oaks Common Stock; (b) split, combine, reclassify or recapitalize the River Oaks Common Stock, or issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of River Oaks Common Stock; or (c) repurchase or otherwise acquire, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of River Oaks Common Stock.

     6.3 ISSUANCE OF SECURITIES. River Oaks will not, nor will it permit any of its Subsidiaries to: (a) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of capital stock or Voting Debt or any securities convertible into any such shares, Voting Debt or convertible securities, except for the issuance of an aggregate of 8,625 shares of River Oaks Common Stock upon exercise of the Stock Rights set forth in Schedule 4.2;
                                                                 ------------
or (b) grant any Stock Rights.

     6.4 GOVERNING DOCUMENTS. Prior to the Closing Date, River Oaks will submit to its shareholders for vote a proposal to amend its articles of incorporation to deny shareholders the right to cumulate votes in the election of directors, and promptly upon adoption of such proposal by the shareholders, River Oaks will cause to be filed by the Secretary of State of the State of

Mississippi articles of amendment effecting the same. Except for such amendment, neither River Oaks nor any of its Subsidiaries will amend or propose to amend its articles of incorporation or bylaws.

     6.5 RIVER OAKS PERMITS. River Oaks and its Subsidiaries will maintain all River Oaks Permits in full force and effect, will cooperate and take all action reasonably necessary to assist the Surviving Corporation in obtaining the River Oaks Permits, and will promptly provide HMA with copies of all filings made with any Governmental Entity.

     6.6 ADVICE OF CHANGES. River Oaks will confer on a regular and frequent basis with HMA, report on operational matters and promptly advise HMA orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, could have, a material adverse effect on River Oaks or any of its Subsidiaries or any Facility or on the ability of River Oaks to perform its obligations hereunder. Except as may otherwise be set forth in writing signed by the parties, River Oaks acknowledges that HMA does not and will not waive any rights it may have under this Agreement as a result of such consultations, nor will HMA be responsible for any decisions made by River Oaks' officers and directors with respect to matters which are the subject of such consultation.

     6.7 ACCESS. River Oaks and its Subsidiaries will afford to the authorized representatives and agents of HMA full and complete access to the medical staff, employees and other personnel of River Oaks and its Subsidiaries, and to the Facilities, the assets and the books, records and other information of River Oaks and its Subsidiaries, including the right to inspect the same and conduct audits and verifications thereof; provided, however, that: (a) none of the foregoing violates patient confidentiality or impairs the privilege of confidentiality afforded by Legal Requirement or Contract to River Oaks' books and records; (b) HMA has first provided reasonable notice of such access and inspection and conducts the same during normal business hours and in such a manner as not to interfere unreasonably with the operation of the Facilities or the conduct of the business of River Oaks and its Subsidiaries; and (c) no such inspections will have taken place, and no employees or other personnel of River Oaks will have been contacted by HMA, without HMA first having coordinating such inspection or contact with the River Oaks' Chief Executive Officer; and provided further that no such access or inspection by HMA will limit the effect of River Oaks' representations and warranties contained in this Agreement.

     6.8 NO SOLICITATIONS. River Oaks will not, nor will it permit any of its Subsidiaries to, nor will it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or by any of its Subsidiaries to, initiate, solicit, encourage (by way of furnishing non-public information or otherwise), negotiate or take any other action to facilitate any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any proposal or offer to acquire all or any substantial part of the business or assets of River Oaks and its Subsidiaries, or a controlling portion of the capital stock of River Oaks, whether by merger, consolidation, purchase of assets, tender offer, exchange offer or otherwise, whether for cash, securities or any other consideration or combination thereof (any such transaction being called an "ACQUISITION TRANSACTION"), nor entertain, agree to, endorse, participate in any discussions or negotiations or recommend any Acquisition Transaction, except if River Oaks' Board of Directors concludes in good faith, based on written advice of independent outside counsel and after consultation with its financial advisors, that taking such action is necessary in order for the Board of Directors to act in a manner consistent with its fiduciary duty to the shareholders of River Oaks under applicable Legal Requirements. In the event that River Oaks, any of its Subsidiaries or any of its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants or other representatives receives any inquiries, proposals or offers as contemplated by this Section 6.8, River Oaks will promptly inform HMA as to that fact and furnish to HMA the specifics thereof.

     6.9 COOPERATION IN PREPARATION OF REGISTRATION STATEMENT, ETC. River Oaks will promptly prepare the Proxy Statement, will cooperate with HMA in its preparation and filing with the SEC of the Registration Statement and the Prospectus, including the Proxy Statement, will cause its independent auditors to cooperate in the preparation of financial statements for the Registration Statement and Prospectus, and will use its best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and prior to February 1, 1998.

     6.10 LETTER OF RIVER OAKS' ACCOUNTANTS. River Oaks will use its commercially reasonable best efforts to cause to be delivered to HMA a letter of Ernst & Young LLP, River Oaks' independent auditors, dated a date within two business days before the date on which the Registration Statement becomes effective and addressed to HMA, in form and substance reasonably satisfactory to HMA and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

     6.11 SHAREHOLDERS' MEETING AND APPROVAL. The Board of Directors of River Oaks will call a special meeting of the shareholders of River Oaks for the purpose of considering and voting to approve this Agreement (the "MEETING") and will use it best efforts to hold the Meeting as promptly as practicable, and prior to February 1, 1998, in accordance with applicable Legal Requirements (it being understood that the Registration Statement must be effective prior to the time definitive proxy soliciting material for the Meeting can be distributed). The Board of Directors of River Oaks will, subject to their fiduciary duties under the laws of the State of Mississippi, recommend that River Oaks' shareholders approve this Agreement, and will not condition its recommendation on any basis other than the terms and conditions of this Agreement, and such recommendation will be contained in the Proxy Statement. River Oaks will deliver to HMA promptly at the conclusion of the Meeting a certificate of the Secretary of River Oaks certifying the number of shares of River Oaks Common Stock as to which written notices of intent to demand payment were delivered prior to the vote thereon in accordance with section 79-4-13.21 of the MBCA and which were not voted in favor of approval of this Agreement, such certificate to include the names, mailing addresses and number of shares owned of record by each shareholder who has delivered such a notice.

     6.12 VOTING AGREEMENTS. River Oaks will use its best efforts to cause each member of the Board of Directors of River Oaks to deliver to HMA, as soon as practicable after the date of this Agreement (but in any event prior to the filing of the Registration Statement), a written agreement substantially in the form of Exhibit B, by which he agrees to vote all
                                       ---------
shares of River Oaks Common Stock owned directly or indirectly by him in favor of approval of this Agreement.

     6.13 AFFILIATES. Prior to the Closing Date, River Oaks will deliver to HMA a letter identifying all Persons who are, at the time this Agreement is submitted for Shareholder Approval, Affiliates of River Oaks for purposes of Rule 145 under the Securities Act. River Oaks will use its best efforts to cause each such Person to deliver to HMA on or prior to the Closing Date a written agreement substantially in the form of Exhibit C.
                                       ---------

     6.14 TRANSACTION EXPENSES. The aggregate expenses not paid in the ordinary course by River Oaks in connection with this Agreement and the consummation of all of the transactions contemplated hereby, including fees and expenses paid to River Oaks' directors, officers, attorneys, accountants and advisors, including the Financial Advisor (but excluding surveys and environmental audits), will not, commencing July 18, 1997 and continuing through the Closing Date, exceed $2,000,000.

ARTICLE 7.  COVENANTS OF HMA PRIOR TO CLOSING

     During the period from the date of this Agreement and continuing until the Effective Time, HMA agrees to perform as follows:

     7.1 PREPARATION OF REGISTRATION STATEMENT, ETC. HMA will promptly prepare the Registration Statement and the Prospectus and file the same, including the Proxy Statement, with the SEC, will cooperate with River Oaks in its preparation of the Proxy Statement, and will use its best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and prior to February 1, 1998. HMA will also take any action (other than qualifying to conduct business in any jurisdiction in which it is now not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of HMA Common Stock in the Merger.

     7.2 STOCK EXCHANGE LISTING. Prior to the Closing Date, HMA will use its best efforts to cause the shares of HMA Common Stock to be issued in the Merger to be listed on the NYSE, subject only to official notice of issuance.


ARTICLE 8.  ADDITIONAL COVENANTS OF EACH PARTY

     8.1 ADDITIONAL AGREEMENTS; BEST EFFORTS. Subject to the terms and conditions of this Agreement, each of the parties agrees to use its best efforts to take or cause to be taken all action, and to do or cause to be done all things necessary, proper or advisable under applicable Legal Requirements, to consummate and make effective the transactions contemplated by this Agreement, subject to Shareholder Approval, including cooperating fully with the other parties, providing information and making all necessary filings in connection with, among other things, the HSR Act, the Securities Act and state securities Legal Requirements. Each of the parties will take or cause to be taken all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by any of them in connection with the Merger or the taking of any action contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, each party will reasonably cooperate to take all such necessary action.

     8.2 EXPENSES. HMA and River Oaks will each bear its respective legal, accounting and other expenses in connection with the transactions contemplated hereby, whether or not the Merger is consummated.

     8.3 BROKERS OR FINDERS. Each party represents, as to itself and its Affiliates, that no agent, broker, investment banker, financial advisor or other Person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except the Financial Advisor, whose fees and expenses will be paid by River Oaks in accordance with River Oaks' agreement with such firm (a true, correct and complete copy of which has been delivered to HMA prior to the date hereof).

     8.4 REORGANIZATION. From and after the date hereof and until the Effective Time, neither HMA nor River Oaks nor any of their respective Subsidiaries or other Affiliates will knowingly take any action, or knowingly fail to take any action, which would jeopardize qualification of the Merger as a reorganization within the meaning of sections 368(a)(1)(A) and 368(a)(2)(E) of the Code, or enter into any Contract with respect to the foregoing. Following the Effective Time, HMA will use its best efforts to conduct the business of the Surviving Corporation, and will cause the Surviving Corporation to use its best efforts to conduct its business, in a manner which would not jeopardize the characterization of the Merger as a reorganization within the meaning of sections 368(a)(1)(A) and 368(a)(2)(E) of the Code. Each of HMA and the Surviving Corporation will file all federal and state income tax returns consistent with the treatment of the Merger as a reorganization within the meaning of section 368(a)(1)(A) and 368(a)(2)(E) of the Code.

     8.5 OTHER ACTIONS. Neither River Oaks nor HMA will, nor will they permit any of their respective Subsidiaries to, knowingly take any action that would or is reasonably likely to cause any of its representations and warranties set forth in this Agreement to be untrue as of the date made or any of the conditions to the Merger set forth in Article 9 not to be satisfied. Prior to the Effective Time, each of the parties agrees to use its best efforts to: (a) obtain the satisfaction of its conditions to Closing as set forth in Article 9 as soon as practicable; (b) facilitate contacts, negotiations and communications with any Persons reasonably necessary to insure a smooth transition of control of the Facilities; and (c) assist one another in obtaining any consents required or desirable from any Person to effect the consummation of the transactions contemplated hereby.

     8.6 CONFIDENTIALITY. HMA and Sub (treated as one party for this purpose) and River

Oaks (each, the "FIRST PARTY") will, and will use its best efforts to cause its Affiliates, employees, representatives and agents to, hold in strict confidence all Confidential Information of the other party (each, the "OTHER PARTY"), unless compelled to disclose the same by judicial or administrative process or, in the opinion of counsel, by other Legal Requirements; provided, however, that in either such case the First Party will provide the Other Party with prompt prior notice thereof so that the Other Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this
Section 8.6. In the event that such protective order or other remedy is not obtained, or the Other Party waives compliance with the provisions hereof, the First Party will furnish only that portion of Confidential Information which, in the written opinion of the First Party's counsel, is required, and the First Party will exercise best efforts to obtain reliable assurance that confidential treatment will be accorded such of the disclosed Confidential Information as the Other Party so designates. The First Party will not otherwise disclose Confidential Information to any person, except with the consent of the Other Party. In the event that the Merger is not consummated, the First Party will promptly return all Confidential Information to the Other Party. For the purposes hereof, "CONFIDENTIAL INFORMATION" means all information of any kind concerning the Other Party or any of its Affiliates, obtained directly or indirectly from the Other Party or any of its Affiliates, employees, representatives or agents in connection with the transactions contemplated hereby, except information (a) ascertainable or obtained from public or published sources, (b) received from a third party not known by the First Party to be under an obligation to keep such information confidential, (c) which is or becomes known to the public (other than through a breach of this Agreement), or
(d) which was in the First Party's possession prior to disclosure thereof to the First Party and which was not subject to any obligation to keep such information confidential. The First Party recognizes that any breach of the provisions of this Section 8.6 would result in irreparable harm to the Other Party and its Affiliates and, therefore, that the Other Party will be entitled to an injunction to prohibit any such breach or anticipated breach, without the necessity of posting a bond, cash or otherwise, in addition to all of its other legal and equitable remedies.

     8.7 PUBLICITY. Subject to Legal Requirements, the rules of the SEC and the NYSE and the provisions of this Agreement, so long as this Agreement is in effect, each party will use its best efforts to assure that the timing and content of any press release or other public statement with respect to the transactions contemplated by this Agreement will be determined by mutual agreement of the parties.

ARTICLE 9.  CONDITIONS PRECEDENT TO PARTIES' OBLIGATIONS

     9.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of River Oaks, HMA and Sub to effect the Merger are subject to the satisfaction prior to the Closing Date of each of the following conditions:

          (A) REGISTRATION STATEMENT. The Registration Statement will have become effective under the Securities Act and will not be the subject of any stop order or proceedings seeking a stop order.

          (B) SHAREHOLDER APPROVAL. This Agreement will have been approved by the affirmative vote of a majority of the shares of River Oaks Common Stock outstanding on the record date for the vote.

          (C) NYSE LISTING. The shares of HMA Common Stock issuable to holders of River Oaks Common Stock pursuant to this Agreement will have been authorized for listing on the NYSE upon official notice of issuance.

          (D)  GOVERNMENTAL APPROVALS. Other than the filing provided for by
Section 2.1, all licenses, franchises, certificates, permits, accreditations, authorizations, consents, orders or approvals of, or registrations, declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity the failure to obtain which would have a material adverse effect on the consummation of the Merger, will have occurred, been filed or been obtained, including any authorizations required under the HSR Act; and HMA will have received all state securities or "Blue Sky" permits and other authorizations necessary to issue the HMA Common Stock in exchange for the River Oaks Common Stock and to consummate the Merger.

          (E) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger will be in effect.

     9.2 CONDITIONS OF OBLIGATIONS OF HMA AND SUB. The obligations of HMA and Sub to effect the Merger are subject to the satisfaction of the following additional conditions, unless waived by HMA:

          (A) REPRESENTATIONS AND WARRANTIES. The representations and warranties of River Oaks set forth in this Agreement will be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and HMA will have received a certificate signed on behalf of River Oaks by its Certifying Officers to such effect.

          (B) PERFORMANCE OF OBLIGATIONS OF RIVER OAKS. River Oaks will have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and HMA will have received a certificate signed on behalf of River Oaks by its Certifying Officers to such effect.

          (C) NO AMENDMENTS TO RESOLUTIONS. Neither the Board of Directors of River Oaks nor any committee thereof will have amended, modified, rescinded or repealed the resolutions heretofore adopted by the Board of Directors which approve this Agreement, the consummation of the Merger and the performance of all of River Oaks' and the Board of Directors' obligations hereunder, and will not have adopted any other resolutions in connection with this Agreement and the transactions contemplated hereby inconsistent with such resolutions, and HMA will have received a certificate signed on behalf of River Oaks by its Certifying Officers to such effect.

          (D) ARTICLES OF INCORPORATION. HMA will have received a copy, certified by the

Secretary of State of the State of Mississippi as of a date reasonably proximate to the Closing Date, of the complete articles of incorporation of River Oaks, including the articles of amendment referred to in Section 6.4.

          (E) RIVER OAKS PERMITS. River Oaks and its Subsidiaries will have all River Oaks Permits that are necessary or appropriate to permit the use, ownership and operation of each of the Facilities by the Surviving Corporation after Closing in substantially the same manner as conducted by River Oaks immediately prior to Closing, and all such River Oaks Permits will be in full force and effect and not subject to any pending or threatened proceedings to revoke, make conditional or adversely modify, limit, or otherwise affect the authority, rights, privileges or permissions conveyed thereby.

          (F) CONSENTS UNDER AGREEMENTS. River Oaks will have obtained the consent or approval of each Person whose consent or approval is required in order to permit the continuation or succession by the Surviving Corporation pursuant to the Merger to any obligation, right or interest of River Oaks or any of its Subsidiaries under any Contract, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of HMA, individually or in the aggregate, have a material adverse effect on the operations or financial condition of River Oaks and its Subsidiaries taken as a whole or upon consummation of the transactions contemplated hereby.

          (G) ENVIRONMENTAL ASSESSMENT. The Environmental Assessment will be reasonably satisfactory to HMA in its sole discretion.

          (H) TITLE MATTERS. HMA will have received with respect to each parcel of the Real Property: (i) a redated survey map; (ii) redated abstracts of title, downdated to the Closing Date, showing the interests of River Oaks and its Subsidiaries in the Real Property being subject only to Permitted Encumbrances; and (iii) statements of zoning, land use and subdivision compliance, satisfactory to HMA, from all applicable municipalities.

          (I) LETTER OF RIVER OAKS' ACCOUNTANTS. HMA will have received the letter of Ernst & Young LLP referred to in Section 6.10.

          (J) VOTING AGREEMENTS. Within the time provided by Section 6.12, HMA will have received from each member of the Board of Directors of River Oaks an executed copy of an agreement substantially in the form of Exhibit B.
                                                           ---------

          (K) AFFILIATES' AGREEMENTS. HMA will have received from each Person named in the letter referred to in Section 6.13 an executed copy of an agreement substantially in the form of Exhibit C.
                             ---------

          (L) DISSENTERS. Prior to the taking of the vote on the Merger, written notices of intent to demand payment in accordance with section 79-4-
13.21 of the MBCA will not have been delivered with respect to more than 10 percent of the outstanding shares of River Oaks Common Stock.

          (M) LEGAL OPINION OF BAKER, DONELSON, BEARMAN & CALDWELL, A PROFESSIONAL CORPORATION. Baker, Donelson, Bearman & Caldwell, a Professional Corporation, counsel to River Oaks, will have furnished to HMA their written opinion, dated the Closing Date, in form and substance reasonably satisfactory to HMA, to the effect that: (i) each of River Oaks and its

Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as described in the Proxy Statement; (ii) River Oaks has the requisite corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby, this Agreement has been duly and validly authorized, executed and delivered by River Oaks, and this Agreement constitutes a legal, valid and binding agreement of River Oaks, enforceable against it in accordance with its terms, except that such enforceability may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights or remedies generally and subject to general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity); (iii) the authorized capital stock of River Oaks consists entirely of 10,000,000 shares of River Oaks Common Stock; on the Closing Date, 1,009,040 shares of River Oaks Common Stock are issued and outstanding, no shares of River Oaks Common Stock are held by River Oaks in its treasury, no shares of River Oaks Common Stock are reserved for issuance for any purpose, no shares of River Oaks Common Stock are held of record by any of River Oaks' Subsidiaries, and to the best of such counsel's knowledge no Voting Debt is issued or outstanding; (iv) to the best of such counsel's knowledge, except for this Agreement, no Person has any Stock Rights; (v) all outstanding shares of River Oaks Common Stock are validly issued, fully paid and non-assessable and are not subject to preemptive rights; (vi) the execution and delivery of this Agreement by River Oaks does not, and the consummation of the transactions contemplated hereby and the fulfillment of the obligations and undertakings hereunder will not, result in any Violation of any provision of: (A) the articles of incorporation or bylaws of River Oaks or any of its Subsidiaries;
(B) any Material Agreement known to such counsel and applicable to River Oaks, any of its Subsidiaries or any of their respective assets; or (C) any Legal Requirement applicable to River Oaks, any of its Subsidiaries or any of their respective assets; except, in the case of Contracts and Legal Requirements, for Violations which could not reasonably be expected, individually or in the aggregate, to have any adverse effect on the validity or enforceability of this Agreement or a material adverse effect on the operations or financial condition of River Oaks and its Subsidiaries taken as a whole; (vii) without limiting the generality of the foregoing, the retention and ownership of Qualifying Shares by one or more shareholders of River Oaks will not result in any Violation of any Legal Requirement; and (viii) to the best of such counsel's knowledge, except as disclosed in Schedule 4.18, there is no action, suit, proceeding, arbitration or
             -------------
investigation pending or threatened against or affecting River Oaks, any of its Subsidiaries or any Facility (or any of their respective officers or directors in connection with the business of River Oaks or any of its Subsidiaries), which if adversely determined could reasonably be expected, individually or in the aggregate, to have a material adverse effect on the operations or financial condition of River Oaks and its Subsidiaries taken as a whole, or on the Medicare or Medicaid provider status of any Facility, nor is there any judgment, injunction or decree, rule or order of any Governmental Entity or arbitrator outstanding against River Oaks, any of its Subsidiaries or any Facility which could reasonably be expected, individually or in the aggregate, to have such an effect. Such counsel will also state that they have participated in conferences with officers and other representatives of River Oaks, representatives of the independent accountants of River Oaks and representatives of HMA, at which the contents of the Proxy Statement and related matters were discussed, and that, although such counsel is not passing upon, and is not assuming any responsibility for, the accuracy, completeness or fairness of the statements contained in the Proxy Statement, on the basis of the foregoing (relying as to materiality principally upon officers and other representatives of River Oaks), no facts have come to such counsel's attention which lead them to believe that the Proxy Statement (other than (A) the financial statements, including the notes thereto and the auditors' reports thereon, and the financial statement schedules contained therein, (B) the other financial and statistical information contained therein, and (C) all information contained therein relating to HMA or its Subsidiaries, directors or officers), at the time the Registration Statement became effective under the Securities Act, contained an untrue statement of material fact or omitted to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (N) OTHER EVIDENCE. HMA will have received such other certificates, instruments and documents as it may reasonably require to demonstrate the satisfaction of the conditions set forth in this Section 9.2.

     9.3 CONDITIONS OF OBLIGATIONS OF RIVER OAKS. The obligation of River Oaks to effect the Merger is subject to the satisfaction of the following conditions unless waived by River Oaks:

          (A) REPRESENTATIONS AND WARRANTIES. The representations and warranties of HMA and Sub set forth in this Agreement will be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and River Oaks will have received a certificate signed on behalf of HMA by its Certifying Officer to such effect.

          (B) PERFORMANCE OF OBLIGATIONS OF HMA AND SUB. HMA and Sub will have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and River Oaks will have received a certificate signed on behalf of HMA by its Certifying Officer to such effect.

          (C) NO AMENDMENTS TO RESOLUTIONS. Neither the Board of Directors of HMA nor any committee thereof will have amended, modified, rescinded or repealed the resolutions heretofore adopted by the Board of Directors which approve this Agreement, the consummation of the Merger and the performance of all of HMA's obligations hereunder, and will not have adopted any other resolutions in connection with this Agreement and the transactions contemplated hereby inconsistent with such resolutions, and River Oaks will have received a certificate signed on behalf of HMA by its Certifying Officer to such effect.

          (D) TAX OPINION. River Oaks will have received the opinion of Baker, Donelson, Bearman & Caldwell, a Professional Corporation, in form and substance reasonably satisfactory to it, that the Merger will constitute a reorganization under section 368(a) of the Code.

          (E) FINANCIAL ADVISOR'S OPINION. River Oaks will have received a final form of opinion from the Financial Advisor that, as of the date of mailing of the Proxy Statement to the shareholders of River Oaks in connection with the Merger, the consideration to be received in the Merger by River Oaks' shareholders is fair to River Oaks' shareholders from a financial point of view.

          (F) LEGAL OPINION OF TIMOTHY R. PARRY, ESQ. Timothy R. Parry, Esq., Vice President and General Counsel for HMA, will have furnished to River Oaks his written opinion, dated the Closing Date, in form and substance reasonably satisfactory to River Oaks, to the effect that: (i) each of HMA and Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as described in the Registration Statement; (ii) each of HMA and Sub has the requisite corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby, this Agreement has been duly and validly authorized, executed and delivered by each of HMA and Sub, and this Agreement constitutes a legal, valid and binding agreement of each of HMA and Sub, enforceable against it in accordance with its terms, except that such enforceability may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights or remedies generally and subject to general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity); and (iii) the execution and delivery of this Agreement by HMA and by Sub does not, and the consummation of the transactions contemplated hereby and the fulfillment of the obligations and undertakings hereunder will not, result in any Violation of any provision of: (A) the certificate or articles of incorporation or bylaws of HMA or of Sub; (B) any Contract known to him and applicable to HMA, Sub or any of their respective assets; or (C) any Legal Requirement applicable to HMA, Sub or any of their respective assets; except, in the case of Contracts and Legal Requirements, for Violations which could not reasonably be expected, individually or in the aggregate, to have any adverse effect on the validity or enforceability of this Agreement or a material adverse effect on the operations or financial condition of HMA and its Subsidiaries taken as a whole.

          (G) LEGAL OPINION OF HARTER, SECREST & EMERY. Harter, Secrest & Emery, counsel to HMA, will have furnished to River Oaks their written opinion, dated the Closing Date, in form and substance reasonably satisfactory to River Oaks, to the effect that: (i) the Registration Statement and the Prospectus (other than (A) the financial statements, including the notes thereto and the auditors' reports thereon, and the financial statement schedules contained therein, (B) the other financial and statistical information contained therein,
(C) the exhibits thereto, (D) all information contained therein relating to River Oaks or its Subsidiaries, directors or officers, including the Proxy Statement, and (E) all documents and other information incorporated by reference therein), at the time the Registration Statement became effective under the Securities Act, complied as to form in all material respects with the requirements of Form S-4 and the Securities Act; and (ii) the HMA Common Stock constituting the Merger Consideration, when offered as described in the Registration Statement, and upon the delivery thereof to shareholders of River Oaks in accordance with the terms and conditions of this Agreement and as described in the Registration Statement, will have been duly authorized, validly issued, fully paid and non-assessable. Such counsel will also state that they have participated in conferences with officers and other representatives of HMA, representatives of the independent accountants of HMA and representatives of River Oaks, at which the contents of the Registration Statement and the Prospectus and related matters were discussed, and that, although such counsel is not passing upon, and is not assuming any responsibility for, the accuracy, completeness or fairness of the statements contained in the Registration Statement and the Prospectus, on the basis of the foregoing (relying as to materiality principally upon officers and other representatives of HMA), no facts have come to such counsel's attention which lead them to believe that, the Registration Statement (other than (A) the financial statements, including the notes thereto and the auditors' reports thereon, and the financial statement schedules contained therein, (B) the other financial and statistical information contained therein,
(C) the exhibits thereto, (D) all information contained therein relating to River Oaks or its Subsidiaries, directors or officers, including the Proxy Statement, and (E) all documents and other information incorporated by reference therein), at the time it became effective under the Securities Act, contained an untrue statement of material fact or omitted to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (H) OTHER EVIDENCE. River Oaks will have received such other certificates, instruments and documents as it may reasonably require to demonstrate the satisfaction of the conditions set forth in this Section 9.3.

ARTICLE 10.    COVENANTS AS TO POST-CLOSING MATTERS

     From and after the Effective Time, and until such time as is expressly provided by this Agreement, HMA agrees, for itself and the Surviving Corporation, and River Oaks agrees, for the holders of River Oaks Common Stock, as follows:

     10.1 EXCHANGE OF QUALIFYING SHARES.

          (A) RIGHT TO EXCHANGE QUALIFYING SHARES. Prior to the Fifth Anniversary, each Qualifying Shareholder will have the right, exercisable from time to time by written notice received by HMA on or before any February 10, May 10, August 10 or December 10, to exchange on the Exchange Date all or any portion (not less than one whole share) of his Qualifying Shares for the Merger Consideration.

          (B) RIGHT TO CALL QUALIFYING SHARES FOR EXCHANGE. If at any time prior to the Fifth Anniversary there is a change in any Legal Requirement, the result of which is that the ownership of any Qualifying Shares by Qualifying Shareholders (i) becomes a Violation of any Legal Requirement or (ii) materially interferes with the Surviving Corporation's ability to operate or expand the operations of the Facilities, then HMA will have the right, exercisable by written notice given to each Qualifying Shareholder, to call all of the outstanding Qualifying Shares for exchange for the Merger Consideration, in which event each Qualifying Shareholder will be obligated to present all of his Qualifying Shares for exchange on the Exchange Date.

          (C) AUTOMATIC EXCHANGE OF QUALIFYING SHARES. On the Fifth Anniversary, by virtue of the Merger and without any action on the part of any Qualifying Shareholder, each issued and outstanding Qualifying Share will be converted into the right to receive the Merger Consideration. As of the Fifth Anniversary, all Qualifying Shares will no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and each holder of a certificate representing any Qualifying Shares will cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor, without interest, upon the surrender of such certificate in accordance with Section 10.1(e).

          (D) ANTI-DILUTION ADJUSTMENTS. In the event of any stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the like affecting shares of HMA Common Stock between the date of this Agreement and any Exchange Date, the Merger Consideration will be appropriately adjusted so that each Qualifying Shareholder will receive for his Qualifying Shares the amount of HMA Common Stock he would have been entitled to receive if such Exchange Date had been immediately prior to such event.

          (E) EXCHANGE PROCEDURE FOR QUALIFYING SHARES. Qualifying Shares exchanged pursuant to this Section 10.1 will be exchanged substantially in accordance with the procedures provided by Section 3.3, except that: (i) the terms "Effective Time" and "Closing Date" as used in Section 3.3 will instead refer to the Exchange Date; (ii) the terms "Exchanged Shares" and "River Oaks Common Stock" as used in Section 3.3 will instead refer to the Qualifying Shares; (iii) the term "Exchange Agent" as used in Section 3.3 will instead refer to HMA or such agent or agents as may be appointed by HMA; and (iv) all references in Section 3.3 to "Qualifying Shares" will have no force or effect. All shares of HMA Common Stock issued upon the surrender for exchange of Qualifying Shares in accordance with the terms of this Section 10.1 (including any cash paid pursuant to Sections 3.3(c) or 3.3(d)) will be deemed to have been issued in full satisfaction of all rights pertaining to the Qualifying Shares, and there will be no further registration of transfers of the Qualifying Shares after the Fifth Anniversary.

          (F) REGISTRATION OF MERGER CONSIDERATION. The Registration Statement will cover the issuance of the Merger Consideration in exchange for the Qualifying Shares on a delayed basis pursuant to Rule 415 promulgated under the Securities Act. Until there are no Qualifying Shares outstanding, HMA will: (i) use its best efforts to maintain the effectiveness of the Registration Statement, or a successor registration statement covering issuance of the Merger Consideration in exchange for the Qualifying Shares; (ii) comply with all applicable "Blue Sky" Legal Requirements in connection therewith; and (iii) comply in a timely fashion with all of its periodic reporting obligations under the Exchange Act.

          (G) EXCHANGE DATE. With respect to each exchange made pursuant to this Section 10.1, "EXCHANGE DATE" means the earliest practicable date on which registered shares of the Merger Consideration may be issued in exchange for Qualifying Shares without Violation of any Legal Requirement, including the Securities Act and applicable "Blue Sky" Legal Requirements. In the case of an exchange pursuant to Sections 10.1(a) or 10.1(b), HMA will use its best efforts to cause the Exchange Date to occur within 30 days following the applicable notice date, unless the filing of a post-effective amendment to the Registration Statement or a successor registration statement is required, in which case HMA will prepare and file the same with the SEC within such 30-day period and will use its best efforts to cause the Exchange Date to occur as soon as practicable thereafter. In the case of an exchange pursuant to Section 10.1(c), HMA will use its best efforts to cause the Exchange Date to occur on the Fifth Anniversary.

     10.2 PURCHASE OF QUALIFYING SHARES. Prior to the Fifth Anniversary, each Qualifying Shareholder will have the right, exercisable from time to time on 30 days' written notice to the Surviving Corporation, to require the Surviving Corporation to purchase all or any portion (not less than one whole share) of his Qualifying Shares for cash at a price equal to: (a) the product of Agreed EBITDA multiplied by 6.0; minus (b) the amount of any long-term debt, including third-party and intercompany debt, of the Surviving Corporation; multiplied by
(c) a fraction, the numerator of which is the number of Qualifying Shares then being sold by such Qualifying Shareholder, and the denominator of which is the total number of shares of capital stock of the Surviving Corporation issued and outstanding at the Effective Time (appropriately adjusted in the event of any stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the like affecting shares of the capital stock of the Surviving Corporation since the Effective Time). Such cash price will be paid to the Qualifying Shareholder upon his delivery to the Surviving Corporation of good title to the Qualifying Shares then being sold, free and clear of all liens, encumbrances, restrictions and charges of any kind, and all stock certificates representing the Qualifying Shares then being sold, duly endorsed for transfer.

     10.3 CASH DISTRIBUTIONS. For so long as there are any Qualifying Shares outstanding, the Surviving Corporation will, to the extent permitted by corporate law, pay to each Record Holder thereof, within 90 days after the close of each fiscal year, an annual cash distribution in an amount equal to: (a) the amount of the Surviving Corporation's after-tax profits for that fiscal year (assuming taxation on the basis of the Surviving Corporation not being consolidated with HMA's other operations), determined in accordance with generally accepted accounting principles and consistent with the internal accounting of the other hospitals owned and operated by HMA; minus (to the extent not already deducted in arriving at the amount of such after-tax profits)
(b) reasonable deductions for reserves, intercompany management fees, debt payments, capital improvements, replacements and contingencies of the Surviving Corporation; multiplied by (c) a fraction, the numerator of which is the number of Qualifying Shares then held by such Qualifying Shareholder, and the denominator of which is the total number of shares of capital stock of the Surviving Corporation issued and outstanding at the Effective Time (appropriately adjusted in the event of any stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the like affecting shares of the capital stock of the Surviving Corporation since the Effective Time).

     10.4 EMPLOYEES.

          (A) EMPLOYMENT, ETC. HMA, as majority shareholder of the Surviving Corporation, will assure that on the Closing Date, the Surviving Corporation will continue the employment on an at will basis of all employees, including management staff, of River Oaks on the day immediately preceding the Closing Date (collectively, the "EMPLOYEES"), and offer to each Employee (i) substantially the same compensation and terms and conditions of employment as were in effect for him immediately preceding the Closing Date, and (ii) the Surviving Corporation's standard employee benefit package, which is comparable to the benefits provided to employees at other HMA facilities. Without limiting the generality of the foregoing, the Surviving Corporation will honor its employment agreement with John J. Cleary existing on the date hereof. All Employees will be covered by the Surviving Corporation's standard personnel policies and procedures. The Surviving Corporation will retain the right to change or terminate any such benefits and any such policies and procedures at any time and from time to time as the Surviving Corporation deems appropriate in its sole discretion. The Surviving Corporation will give each Employee full credit for all service with River Oaks, as if such service had been with HMA and its Affiliates, for purposes of eligibility to participate in, vesting and payment of benefits under (but not for purposes of determining the amount of any benefit under) HMA's 401(k) plan and any other employee benefit plan maintained by the Surviving Corporation, as permitted by law and the terms of each such plan.

          (B) SEVERANCE. In the event that any Employee, not party to a written employment Contract with River Oaks immediately prior to the date hereof, who held the position of Executive Vice President or higher on the Closing Date is discharged without cause by the Surviving Corporation within 12 months after the Closing Date, the Surviving Corporation will pay such Employee severance in an amount equal to 150 calendar days' compensation at the rate paid to him immediately preceding the Closing Date.

          (C) LIMITATIONS. Nothing contained in this Section 10.4 will limit the Surviving Corporation's management prerogatives with respect to Employees, or create any employment Contracts or any right of continued employment for any specific Employee or create any right of action by any Employee, any group of Employees or any other third party, either jointly or severally.

     10.5 MEDICAL STAFF. HMA, as majority shareholder of the Surviving Corporation, will assure that on the Closing Date the Surviving Corporation will offer retention to the River Oaks medical staff, including any physician employees, with the same privileges (subject to the then applicable medical staff bylaws) to all physicians on the medical staff.

     10.6 BOARD OF DIRECTORS. For a period of at least five years following the Closing Date, and irrespective of whether there are any Qualifying Shares outstanding: (a) the Board of Directors of the Surviving Corporation will consist of seven directors; (b) four of the members of the Board of Directors, and their successors, will be elected by HMA; (c) the other three members of the Board of Directors will be Glen C. Warren, M.D., George W. Truett, M.D. and Walter R. Shelton, M.D. (or, in the event that any of them is unable or unwilling to serve, a Person selected by the other(s) of them); and (d) HMA will vote all of its shares of the Surviving Corporation in favor of the election of such three Persons as directors.

     10.7 BOARD OF TRUSTEES. HMA, as majority shareholder of the Surviving Corporation, will assure that following Closing, the Surviving Corporation will establish a Board of Trustees consisting of representatives from the Board of Directors of the Surviving Corporation, the medical staff, members of the community and HMA. Members of the Board of Trustees will serve at the pleasure of the Board of Directors of the Surviving Corporation, and will initially include Howard B. Cheek, M.D., as Moderator, Cindy Haden Wright, M.D., Glenn F. Morris, M.D., William E. Bowlus, M.D. and Charles C. Bush, M.D. The Board of Trustees will meet on a regular basis with HMA and its responsibilities will include: (a) acting on behalf of the Surviving Corporation for the purpose of granting medical staff privileges to physicians and other members of the medical staff; (b) establishing and maintaining accreditation and meeting accrediting agency requirements relating to medical staff credentials, quality assurance and oversight of hospital responsibilities; (c) amending the Surviving Corporation's medical staff bylaws, rules and regulations; (d) promoting community involvement and community service; (e) reviewing the Surviving Corporation's operating and capital budgets for each fiscal year and making recommendations to the Board of Directors with respect thereto; (f) providing support and advice to the chief executive officer of the Surviving Corporation with respect to operational issues; and (g) in general, assisting and advising the Surviving Corporation and HMA in the development of hospital policy.

     10.8 NAME. HMA, as majority shareholder of the Surviving Corporation, will assure that the Surviving Corporation continues using the name "River Oaks Hospital" as the name of its acute care hospital Facility for at least five years following the Closing Date.

     10.9 COMMITMENT TO NEW SERVICES AND FACILITIES. HMA, as majority shareholder of the Surviving Corporation, will assure that appropriate capital and management resources, as determined in the reasonable judgment of the Board of Directors of the Surviving Corporation and pursuant to customary capital expenditure processes, are committed to the continued growth and expansion of services and facilities. The Surviving Corporation will use reasonable resources to pursue capital projects for current physical plant improvement, additional medical office building development, expansion of River Oaks Hospital surgery suites, expansion of River Oaks Hospital diagnostic imaging and outpatient services, and the addition of an appropriate financial and clinical integrated information system, with such reasonable changes as the Board of Directors of the Surviving Corporation deems necessary for the proper and efficient operation of the Facilities.

     10.10  INDEMNIFICATION.

            (A) INDEMNIFICATION BY HMA. In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil or administrative, in which any Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer, employee or fiduciary of River Oaks or any of its Subsidiaries (each, an "INDEMNIFIED PARTY") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement or the consummation of the Merger, whether in any case asserted or arising before or after the Effective Time (each, an "INDEMNIFIABLE CLAIM"), the parties hereto agree to cooperate and use their best efforts to defend against and respond to the same. After the Effective Time HMA will indemnify and hold harmless, as and to the fullest extent permitted by applicable law, each Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys' fees and expenses), judgments, fines and amounts paid in settlement (collectively, "LOSSES") in connection with any Indemnifiable Claim, subject to the following terms and conditions:

                 (I) As used herein, the term "Losses" includes only Losses actually paid or incurred, and does not include: (A) any Losses to the extent of amounts recoverable from any surety, insurance carrier or third party obligor, or the cost of maintaining any surety or insurance policies, and no right of subrogation against HMA will accrue hereunder to or for the benefit of any surety, insurance company or any third party; (B) any incidental or consequential damages that an Indemnified Party may suffer; or (C) any cost or expense previously counted in determining Losses. Each Indemnified Party will submit in a timely manner to any applicable surety, insurance carrier or third party obligor all claims for Losses for which such entity may have liability.

               (II) If an Indemnifiable Claim is made or threatened against one or more Indemnified Parties, such Indemnified Parties will promptly (and in any case within 30 days of such claim being formally made) give HMA notice thereof, which notice will specify in detail the nature of the Indemnifiable Claim and the basis for indemnification; provided, however, that failure to so notify HMA will not affect the obligations of HMA under this Section 10.10(a) except to the extent that such failure materially prejudices HMA. HMA will have 30 days after receipt of such notice to assume and control the defense of such Indemnifiable Claim at its expense and through counsel of its choice reasonably satisfactory to the Indemnified Parties who are subject to the Indemnifiable Claim. Each such Indemnified Party will cooperate with HMA in such defense and make available to HMA all pertinent records, materials and information in his possession or under his control relating thereto as is reasonably requested by HMA. With respect to any Indemnifiable Claim that is being assumed and defended in good faith by HMA, HMA will not be liable for any settlement which is effected without HMA's prior written consent (which may be withheld in HMA's discretion).

               (III) If HMA elects not to defend against the Indemnifiable Claim, or if HMA fails to assume defense of the Indemnifiable Claim within the 30-day period referred to in Section 10.10(a)(ii), the Indemnified Parties who are subject to such Indemnifiable Claim will then be entitled to assume and control the defense thereof at HMA's expense and through one firm of counsel of their choice reasonably satisfactory to HMA. In the event that the defendants in, or targets of, any Indemnifiable Claim include more than one Indemnified Party, and any such Indemnified Party reasonably concludes, based on the written opinion of its own counsel, that there may be one or more legal defenses available to him which are in conflict with those available to HMA, the Surviving Corporation or any other Indemnified Party, then such Indemnified Party may employ at HMA's expense separate counsel, reasonably satisfactory to HMA, to represent him with respect to such Indemnifiable Claim. HMA will pay to each such Indemnified Party expenses in advance of the final disposition of such Indemnifiable Claim, to the fullest extent permitted by law, upon receipt from such Indemnified Party of an appropriate undertaking. HMA will use its best efforts to assist in the vigorous defense of such Indemnifiable Claim; provided, however, that HMA will not be liable for any settlement of such Indemnifiable Claim which is effected without HMA's prior written consent (which consent will not be unreasonably withheld).

               (IV) HMA will be subrogated to any and all defenses, claims and setoffs which any Indemnified Party asserted or could have asserted against the party making an Indemnifiable Claim. Each Indemnified Party will execute and deliver to HMA such documents as may be reasonably necessary to establish by way of subrogation the ability and right of HMA to assert such defenses, claims and setoffs.

          (B) INDEMNIFICATION BY SURVIVING CORPORATION. HMA and the Surviving Corporation agree that all rights to indemnification and all limitations of liability existing in favor of the Indemnified Parties provided by the articles of incorporation and by-laws of the Surviving Corporation or of any of its Subsidiaries as in effect on the date hereof with respect to matters occurring prior to the Effective Time will survive the Merger and will continue in full force and effect, without any amendment thereto, for a period of at least three years from the Effective Time; provided, however, that all rights to indemnification in respect of any Indemnifiable Claim asserted or made within such period will continue until the final disposition of such Indemnifiable Claim.

          (C) LIABILITY INSURANCE. HMA will assure that either: (i) the policy of directors' and officers' liability insurance maintained by River Oaks on the date hereof is kept in full force and effect by the Surviving Corporation for three years following the Effective Time; or (ii) all Persons covered by such policy at the Effective Time are instead covered for such period by the policy of directors' and officers' liability insurance regularly maintained by HMA and its Subsidiaries.

          (D) LIMITATIONS ON INDEMNIFICATION. Notwithstanding any other provision hereof to the contrary, neither HMA nor the Surviving Corporation will have any obligation hereunder to any Indemnified Party: (i) when and if a court of competent jurisdiction ultimately determines, and such determination has become final and non-appealable, that indemnification of such Indemnified Party in the manner contemplated hereby would have been prohibited by applicable law or by the Surviving Corporation's articles of incorporation if such Indemnified Party had sought indemnification from the Surviving Corporation; or (ii) if the Indemnifiable Claim arises, in whole or in part, out of any material misrepresentation by River Oaks contained in this Agreement or any material breach of any covenant, representation, warranty or agreement of River Oaks contained in this Agreement. In either such event, HMA will be promptly reimbursed by such Indemnified Party for any expenses advanced on his behalf by HMA.

          (E) SURVIVAL OF RIGHTS. The provisions of this Section 10.10 are intended to benefit the Indemnified Parties and will be binding on all successors and assigns of HMA. In the event HMA or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then and in each such case, proper provision will be made so that the successors and assigns of HMA assume the obligations set forth in this Section 10.10.


ARTICLE 11.  TERMINATION

     11.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after Shareholder Approval:

          (A) by mutual consent of the respective Boards of Directors of HMA and River Oaks;

          (B) by HMA, upon notice to River Oaks, if (without any breach by HMA of any of its obligations hereunder) compliance with any condition set forth in Sections 9.1 or 9.2 becomes impossible, and such failure of compliance is not waived by HMA; or

          (C) by River Oaks, upon notice to HMA, if (without any breach by River Oaks of any of its obligations hereunder) compliance with any condition set forth in Sections 9.1 or 9.3 becomes impossible, and such failure of compliance is not waived by River Oaks; or

          (D) by HMA, upon notice to River Oaks, if between the date hereof and the Closing Date: (i) there has occurred (or been discovered) any event, condition or change in the operations, financial condition, assets, liabilities (contingent or otherwise), income or business of River Oaks and its Subsidiaries (other than (A) events, conditions and changes affecting the hospital industry as a whole or the hospital industry in the State of Mississippi, or (B) changes in income resulting from business operations in the ordinary course), or any damage, destruction or loss, whether or not covered by insurance, that adversely impairs the value of River Oaks, any of its Subsidiaries, any of the Facilities or any of their respective assets; and (ii) the reasonably anticipated aggregate ongoing effect of such events, conditions and changes on the operations, financial condition, assets, liabilities (contingent or otherwise), income or business of the Surviving Corporation subsequent to Closing exceeds $1,500,000;

          (E) by River Oaks if the Market Price is greater than $31.00 (unless HMA agrees to proceed to Closing at a Market Price of $31.00, in which event, notwithstanding the provisions of Section 1.1, the term "Market Price" for all purposes of this Agreement will instead mean $31.00);

          (F) by HMA if the Market Price is less than $22.00 (unless River Oaks agrees to proceed to Closing at a Market Price of $22.00, in which event, notwithstanding the provisions of Section 1.1, the term "Market Price" for all purposes of this Agreement will instead mean $22.00); or

          (G) by HMA or by River Oaks, upon notice to the other, at any time after February 1, 1998 (except that if the parties' failure to reach Closing by such date is the result of delay associated with review of the Registration Statement by the SEC, and on the condition that the parties continue to use their best efforts to have the Registration Statement declared effective, then the parties agree to extend such date to a date not more than 35 days after the date the SEC agrees that the Registration Statement can be declared effective, in which event such later date will be the applicable date for purposes of this Section 11.1(g)).

     11.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by any party as provided by Section 11.1, this Agreement will immediately become void and of no effect, and there will be no liability or obligation on the part of HMA, Sub, River Oaks or any of their respective officers or directors to any other party hereto except as otherwise provided by Sect-ion 11.3.

     11.3 DAMAGES IN CERTAIN CIRCUMSTANCES. In the event that: (a) the Board of Directors of River Oaks concludes in good faith, based on written advice of independent outside counsel and after consultation with its financial advisors, that taking such action is necessary in order for the Board of Directors to act in a manner consistent with its fiduciary duty to the shareholders of River Oaks under applicable law; and (b) the Board of Directors of River Oaks withdraws, modifies or conditions its recommendation to the shareholders of River Oaks that they approve this Agreement; and (c) the Merger fails to be consummated; and (d) within one year from the date of the Meeting, River Oaks publicly announces, executes a definitive agreement for or closes an Acquisition Transaction with a party other than HMA or its Affiliates; then River Oaks will, within five business days thereafter, pay to HMA, as liquidated damages and not as a penalty, the amount of $2,000,000. Alternatively, in the event that River Oaks fails to obtain Shareholder Approval of this Agreement at the Meeting, then River Oaks will, within five business days thereafter, pay to HMA, as liquidated damages and not as a penalty, the amount of $2,000,000. The parties agree that the provisions of this Section 11.3 are reasonable in light of the costs and expenses borne and to be borne by HMA in furtherance of consummation of the Merger and the losses and competitive disadvantage HMA would suffer as a result of devoting significant attention to consummation of the Merger to the exclusion of pursuing other business opportunities.


ARTICLE 12.  IN GENERAL

     12.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. Unless otherwise specifically provided herein, the representations, warranties and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Closing.

     12.2 AMENDMENT; WAIVER. This Agreement may be amended by the parties at any time before or after Shareholder Approval but, after Shareholder Approval, no amendment will be made which by law requires further approval by the shareholders of River Oaks without such further approval. This Agreement may not be amended except by an instrument in writing signed by each of the parties. No waiver of compliance with any provision or condition hereof, and no consent provided for herein, will be effective unless evidenced by an instrument in writing duly executed by the party sought to be charged therewith. No failure on the part of any party to exercise, and no delay in exercising, any of its rights hereunder will operate as a waiver thereof, nor will any single or partial exercise by either party of any right preclude any other or future exercise thereof or the exercise of any other right.

     12.3 NOTICES. Each notice and other communication given hereunder will be in writing and will be deemed given when delivered personally, sent by telecopier (receipt of which is confirmed), mailed by commercial express courier (with receipt confirmed) or mailed by registered or certified mail (return receipt requested) to the party for which it is intended at the following address (or at such other address for a party as is specified by like notice):

          (A)  if to River Oaks prior to the Effective Time, to:

                    River Oaks Hospital, Inc.
                    d/b/a River Oaks Health System
                    P.O. Box 5100
                    1030 River Oaks Drive
                    Jackson, Mississippi 39208
                    Attention: John J. Cleary, Chief Executive Officer fax: (601) 936-2275

               with a copy to:

                    Baker, Donelson, Bearman & Caldwell, a Professional Corporation
                    700 North State Street, Suite 500
                    Jackson, Mississippi 39202
                    Attention:  Richard G. Cowart, Esq.
                    fax:  (601) 351-2424

          (B)  if to HMA or Sub, or to River Oaks after the Effective Time, to:

                    Health Management Associates, Inc.
                    5811 Pelican Bay Boulevard, Suite 500
                    Naples, Florida 34108-2710
                    Attention:
     William J. Schoen

          Chairman and Chief Executive Officer
                    fax:  (941) 597-5794

               with a copy to:

                    Health Management Associates, Inc.
                    5811 Pelican Bay Boulevard, Suite 500
                    Naples, Florida 34108-2710
                    Attention:
     Office of General Counsel
                    fax:  (941) 597-5794

          (C) if to any Qualifying Shareholder after the Effective Time, to the most recent address for such Qualifying Shareholder shown on the books and records of the Surviving Corporation.

     12.4 SCHEDULES AND OTHER INSTRUMENTS. Each Schedule, each certificate provided hereunder and each written disclosure required hereby is incorporated by reference into this Agreement and will be considered a part hereof as if set forth herein in full; provided, however, that information set forth on any Schedule, certification or written disclosure constitutes a representation and warranty of the party providing the same, and not the mutual agreement of the parties as to the facts therein stated. No Schedule may be amended after the date of its delivery, except by mutual written agreement of HMA and River Oaks. In the event that: (a) River Oaks presents to HMA a written proposed amendment to any Schedule; and (b) HMA fails to agree to such amendment in writing; and (c) HMA nevertheless proceeds to close the Merger; then HMA waives any claim which it may have against River Oaks, or its directors, officers or agents, based on an alleged breach of representation or warranty which would not have been a breach had HMA agreed to the amendment as proposed; provided, however, that the foregoing does not affect HMA's right to terminate this Agreement as provided by Article 11.

     12.5 INFERENCES. Inasmuch as this Agreement is the result of negotiations between sophisticated parties of equal bargaining power represented by counsel, no inference in favor of or against any party will be drawn from the fact that any portion of this Agreement has been drafted by or on behalf of such party.

     12.6 GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the State of Mississippi without regard to its principles of conflicts of laws.

     12.7 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct or indirect wholly-owned Subsidiary of HMA.

     12.8 BENEFIT. Subject to express provisions herein to the contrary, this Agreement will inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors and permitted assigns. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     12.9 ENTIRE AGREEMENT; RIGHTS OF OWNERSHIP. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. The parties acknowledge that no party will have the right to acquire or will be deemed to have acquired shares of the capital stock of any other party pursuant to the Merger until the Effective Time.

     12.10 COUNTERPARTS. This Agreement, and any document or instrument required or permitted hereunder, may be executed in counterparts, each of which will be deemed an original and all of which together will constitute but one and the same instrument.

          IN WITNESS WHEREOF, HMA, Sub and River Oaks, each pursuant to the approval and authority duly given by resolutions adopted by its Board of Directors, have caused this Agreement of Merger and Plan of Reorganization, as amended and restated, to be executed as of the date first above written.

                               HEALTH MANAGEMENT ASSOCIATES, INC.


                               By:  /s/ Earl P. Holland
                                  -----------------------------------
                                  Its Vice Chairman
Attest:

 /s/ Timothy R. Parry
----------------------------
Its Secretary

                               HMA-RO ACQUISITION CORP.


                               By:  /s/ Earl P. Holland
                                  -----------------------------------
                                  Its Vice Chairman

Attest:

 /s/ Timothy R. Parry
----------------------------
Its Secretary

                               RIVER OAKS HOSPITAL, INC.
                               D/B/A RIVER OAKS HEALTH SYSTEM

                               By:  /s/ Glen C. Warren
                                  -----------------------------------
                                  Its Chairman
Attest:

 /s/ George W. Truett
----------------------------
Its Secretary

                        TABLE OF EXHIBITS AND SCHEDULES



Exhibit A         Bylaws of Sub and of Surviving Corporation
Exhibit B         Form of Voting Agreement
Exhibit C         Form of Affiliates' Agreement
Schedule 4.1      Subsidiaries, Etc.
Schedule 4.2      Stock Rights
Schedule 4.4      Conflicts; Consents
Schedule 4.6      Additional Material Liabilities
Schedule 4.8      River Oaks Permits, Etc.
Schedule 4.9      Facilities and Real Property
Schedule 4.10(a)  Certain Encumbrances
Schedule 4.10(b)  Leases
Schedule 4.10(c)  Wetlands
Schedule 4.12     Condition of Facilities
Schedule 4.14     Environmental Matters
Schedule 4.15     Employee Plans
Schedule 4.16     Employment Matters
Schedule 4.17     Other Material Agreements
Schedule 4.18     Litigation
Schedule 4.23     Medical Staff Matters
Schedule 4.25     Trade Names
Schedule 6.1      Changes